As filed with the Securities and Exchange Commission on October 17, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE CANNABIST COMPANY HOLDINGS INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	0100	98-1488978
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

680 Fifth Ave., 24th Floor

New York, New York 10019

(212) 634-7100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Derek Watson

Chief Financial Officer

Columbia Care LLC

680 Fifth Ave., 24th Floor

New York, New York 10019

(212) 634-7100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James Guttman

Dorsey & Whitney LLP

TD Canada Trust Tower

Brookfield Place, 161 Bay Street, Suite 4310

Toronto, Ontario, Canada M5J 2S1

(416) 367-7376

Approximate date of commencement of proposed sale to the public:

From time to time, after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the United States Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED OCTOBER 17, 2023

PROSPECTUS

33,366,315 Common Shares

The Cannabist Company Holdings Inc.

This prospectus relates to 33,366,315 common shares (the “Common Shares”) of The Cannabist Company Holdings Inc., a British Columbia, Canada corporation (the “Company”), consisting of 21,887,240 Common Shares, 11,122,105 Common Shares issuable upon exercise of Common Share purchase warrants (the “September 2023 Warrants”), and 356,970 pre-funded warrants (the “September 2023 Pre-Funded Warrants”) that may be sold from time to time by the selling securityholders set forth in this prospectus under the heading “Selling Securityholders” beginning on page 13 which we refer to as the “Selling Securityholders.”

We will not receive any proceeds from the sale of the securities under this prospectus.

Information regarding the Selling Securityholders, the amounts of Common Shares that may be sold by them and the times and manner in which they may offer and sell the Common Shares under this prospectus is provided under the sections titled “Selling Securityholders” and “Plan of Distribution,” respectively, in this prospectus. We have not been informed by any of the Selling Securityholders that they intend to sell their securities covered by this prospectus and do not know when or in what amounts the Selling Securityholders may offer the securities for sale. The Selling Securityholders may sell any, all, or none of the securities offered by this prospectus.

The Selling Securityholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation. We have agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act.

The Company’s Common Shares are listed on Cboe Canada (the “Cboe”) under the symbol “CBST” and are quoted on the OTCQX Best Market (the “OTCQX”) under the symbol “CBSTF” and on the Frankfurt Stock Exchange under the symbol “3LP”. On October 16, 2023, the last reported sale price of our Common Shares on Cboe was C$1.08 per share and on the OTCQX was $0.7758 per share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Item 1A. Risk Factors” beginning on page 80 of our Annual Report on Form 10-K for the year ended December 31, 2022 (the “Annual Report”), which is incorporated by reference in this prospectus, as well as the risk factors discussed in the periodic reports and other documents we file from time to time with the Securities and Exchange Commission (the “SEC”) and with applicable Canadian securities regulators, and which we incorporate into this prospectus by reference. See also the section titled “Risk Factors,” which begins on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to provide you with information concerning us, except for the information contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date on the front cover page of this prospectus, regardless of the time of delivery of this prospectus or the sale of any securities. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is     , 2023

FORWARD-LOOKING STATEMENTS

This registration statement includes “forward-looking information” and “forward-looking statements” within the meaning of Canadian securities laws and United States securities laws (collectively, “forward-looking information”). All information, other than statements of historical facts, included in this registration statement that addresses activities, events or developments that the Company expects or anticipates will or may occur in the future is forward-looking information. Forward-looking information is often identified by the words “may”, “would”, “could”, “should”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” or similar expressions or phrases. These statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and assumptions that are difficult to predict. Particular risks and uncertainties that could cause our actual results to be materially different from those expressed in our forward-looking statements include those listed below:

•

the impact of the termination of the acquisition of the Company’s issued and outstanding shares by Cresco Labs LLC (the “Cresco Transaction”) on the Company’s current and future operations, financial condition and prospects

•	the costs of the Cresco Transaction;

•	the impact of the Company’s corporate restructuring plan;

•	the fact that marijuana remains illegal under federal law;

•	the application of anti-money laundering laws and regulations to the Company;

•	legal, regulatory, or political change to the cannabis industry;

•	access to public and private capital;

•	unfavorable publicity or consumer perception of the cannabis industry;

•	expansion to the adult-use markets;

•	the impact of laws, regulations, and guidelines;

•	the impact of Section 280E of the U.S. Internal Revenue Code of 1986, as amended (the “IRC”);

•	the impact of state laws pertaining to the cannabis industry;

•	the Company’s reliance on key inputs, suppliers and skilled labor;

•	the difficulty of forecasting the Company’s sales;

•	constraints on marketing products;

•	potential cyber-attacks and security breaches;

•	net operating loss and other tax attribute limitations;

•	the impact of changes in tax laws;

•	the volatility of the market price of the Common Shares;

•	reliance on management;

•	litigation;

•	future results and financial projections; and

•	the impact of global financial conditions.

Readers are cautioned that forward-looking information and statements are not based on historical facts but instead are based on assumptions, estimates, analysis and opinions of management of the Company at the time they were provided or made in light of its experience and its perception of trends, current conditions and expected developments, as well as other factors that management believes to be relevant and reasonable in the circumstances, and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, as applicable, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking information and statements. Forward-looking information and statements are not a guarantee of future performance and are based upon estimates and assumptions of management at the date the statements are made including among other things estimates and assumptions about:

•	the impact of epidemic diseases, such as the recent COVID-19 pandemic;

•	contemplated acquisitions being completed on the current terms and current contemplated timeline;

•	the ability to raise sufficient capital to advance the business of the Company and to fund planned operating and capital expenditures and acquisitions;

•	the ability to manage anticipated and unanticipated costs;

•	achieving the anticipated results of the Company’s strategic plans;

•	increasing gross profits, including relative to increases in revenue;

•	the amount of savings, if any, expected from cost-cutting measures and divestitures of non-core assets;

•	favorable equity and debt capital markets;

•	the availability of future funding under the Company’s equity and debt finance facilities;

•	access to and stability in financial and capital markets;

•	the ability to sustain negative operating cash flows until profitability is achieved;

•	the ability to satisfy operational and financial covenants under the Company’s existing debt obligations;

•	favorable operating and economic conditions;

•	political and regulatory stability;

•	obtaining and maintaining all required licenses and permits;

•	receipt of governmental approvals and permits;

•	sustained labor stability;

•	favorable production levels and sustainable costs from the Company’s operations;

•	consistent or increasing pricing of various cannabis products;

•	the ability of the Company to negotiate favorable pricing for the cannabis products supplied to it;

•	the level of demand for cannabis products, including the Company’s and third-party products sold by the Company;

•	the continuing availability of third-party service providers, products and other inputs for the Company’s operations; and

•	the Company’s ability to conduct operations in a safe, efficient and effective manner.

While the Company considers these estimates and assumptions to be reasonable, the estimates and assumptions are inherently subject to significant business, social, economic, political, regulatory, public health, competitive and other risks and uncertainties, contingencies and other factors that could cause actual performance, achievements, actions, events, results or conditions to be materially different from those projected in the forward-looking information and statements. Many estimates and assumptions are based on factors and events that are not within the control of the Company and there is no assurance they will prove to be correct. Risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, as applicable, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking information and statements include, among others:

•	uncertain and changing U.S. regulatory landscape and enforcement related to cannabis, including political risks;

•	the inability to raise necessary or desired funds;

•	the inability to satisfy operational and financial covenants under the Company’s existing debt obligations and other ongoing obligations as they become payable;

•	funds being raised on terms that are not favorable to the Company or to existing shareholders;

•

the inability to consummate any proposed acquisitions and the inability to obtain required regulatory approvals and third-party consents and the satisfaction of other conditions to the consummation of any proposed acquisitions on the proposed terms and schedule;

•	the potential adverse impacts of the announcement or consummation of any proposed acquisitions on relationships, including with regulatory bodies, employees, suppliers, customers and competitors;

•	the diversion of management time on any proposed acquisitions or dispositions;

•	risks related to future acquisitions or dispositions, resulting in unanticipated liabilities;

•	reliance on the expertise and judgment of senior management of the Company;

•	adverse changes in public opinion and perception of the cannabis industry;

•	risks relating to anti-money laundering laws and regulation;

•	risks of new and changing governmental and environmental regulation;

•	risk of costly litigation (both financially and to the brand and reputation of the Company and relationships with third parties);

•	risks related to contracts with and the inability to satisfy obligations to third-party service providers;

•	risks related to the unenforceability of contracts;

•	risks inherent in an agricultural business, including the impact of climate and pests;

•	risks related to proprietary intellectual property and potential infringement by third parties;

•	risks relating to financing activities including leverage;

•	the inability to effectively manage growth;

•	errors in financial statements and other reports;

•	costs associated with the Company being a publicly-traded company;

•	the dilutive impact of raising additional financing through equity or convertible debt;

•	increasing competition in the industry;

•	increases in energy and other raw material costs;

•	risks associated with cannabis products manufactured for human consumption, including potential product recalls;

•	inputs, suppliers and skilled labor being unavailable or available only at uneconomic costs;

•	breaches of and unauthorized access to the Company’s systems and related cybersecurity risks;

•	constraints on marketing cannabis products;

•	fraudulent activity by employees, contractors and consultants;

•	tax and insurance related risks, including any changes in cannabis or cultivation tax rates;

•	risks related to the economy or geopolitical matters generally;

•	conflicts of interest of management and directors;

•	failure of management and directors to meet their duties to the Company, including through fraud or breaches of their fiduciary duties;

•	risks relating to certain remedies being limited and the difficulty of enforcement of judgments and effect service outside of Canada;

•	sales by existing shareholders negatively impacting market prices;

•	the limited market for securities of the Company;

•	risks related to the Company’s inability to list its securities on a national securities exchange; and

•	limited research and data relating to cannabis.

Readers are cautioned that the foregoing lists are not exhaustive of all factors, estimates and assumptions that may apply to or impact the Company’s results. Although the Company has attempted to identify important factors that could cause actual results to differ materially from the forward-looking information and statements contained in this this registration statement, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such forward-looking information and statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such information and statements. Accordingly, readers should not place undue reliance on forward- looking information and statements. The forward-looking information and statements contained herein are presented to assist readers in understanding the Company’s expected financial and operating performance and the Company’s plans and objectives and may not be appropriate for other purposes. The forward-looking information and statements contained in this registration statement represents the Company’s views and expectations as of the date of this registration statement unless otherwise indicated. The Company anticipates that subsequent events and developments may cause its views and expectations to change. However, while the Company may elect to update such forward-looking information and statements at a future time, it has no current intention of and assumes no obligation for doing so, except to the extent required by applicable law.

Readers should read this registration statement and the documents that the Company references herein and has filed with the Securities and Exchange Commission at www.sec.gov completely and with the understanding that the Company’s actual future results may be materially different from what it expects.

ABOUT THIS PROSPECTUS

Unless the context indicates or suggests otherwise, references to “we,” “our,” “us,” the “Company,” or “The Cannabist Company” refer to The Cannabist Company Holdings Inc., a corporation organized under the laws of British Columbia, Canada, individually, or as the context requires, collectively with its subsidiaries.

In this Prospectus, currency amounts are stated in U.S. dollars (“$”), unless specified otherwise. All references to C$, CAD$ and CDN$ are to Canadian dollars.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and the documents that we incorporate by reference. It is not complete and does not contain all of the information that you should consider before making an investment decision. For a more complete understanding of the Company’s business and this offering and before making any investment decision, you should read the entire prospectus and the documents incorporated by reference, including the section entitled “Risk Factors” commencing on page 9 of this Prospectus and the “Risk Factors” section contained in our Annual Report on Form 10-K for the year ended December 31, 2022.

General

The Company’s Common Shares are listed on Cboe Canada (the “Cboe”) under the symbol “CBST” and are quoted on the OTCQX Best Market (the “OTCQX”) under the symbol “CBSTF” and on the Frankfurt Stock Exchange under the symbol “3LP”.

The Company’s principal business activity is the production and sale of cannabis as regulated by the regulatory bodies and authorities of the jurisdictions in which it operates.

The Company, through its subsidiaries, currently owns or manages interests in several state-licensed medical and/or adult use marijuana businesses in Arizona, California, Colorado, Delaware, Florida, Illinois, Maryland, Massachusetts, New Jersey, New York, Ohio, Pennsylvania, Utah, Virginia, Washington, D.C. and West Virginia. The Company has exited its prior operations in the Missouri, European Union and Puerto Rico markets and intends to exit Utah.

The registered office of the Company is 666 Burrard St., #1700, Vancouver, BC V6C 2X8. The head office is located at 680 Fifth Ave., 24th Floor, New York, New York 10019. The Company’s telephone number is (212) 634-7100.

History of the Company

The Company was incorporated under the Business Corporations Act (Ontario) (the “OBCA”) on August 13, 2018 under the name “Canaccord Genuity Growth Corp.” as a special purpose acquisition corporation for the purpose of effecting an acquisition of one or more businesses or assets, by way of a merger, amalgamation, arrangement, share exchange, asset acquisition, share purchase, reorganization or any other similar business combination.

On October 17, 2018, the Company announced that it had entered into a letter of intent with Columbia Care LLC (“Old Columbia Care”) to exclusively negotiate a business combination between the two companies. On November 21, 2018, the Company announced that it had entered into a definitive agreement (the “Transaction Agreement”) with Old Columbia Care pursuant to which, among other things, the Company would acquire all of the membership interests of Old Columbia Care by way of a merger between Old Columbia Care and a newly-formed Delaware subsidiary of the Company (the “Business Combination”). The Business Combination constituted the Company’s qualifying transaction.

The Business Combination was completed on April 26, 2019, at which point Old Columbia Care became a 100% wholly-owned subsidiary of the Company. In connection with the closing of the Business Combination, the Company was continued out of the jurisdiction of Ontario under the OBCA and into the jurisdiction of British Columbia under the Business Corporations Act (British Columbia) (“BCBCA”).

Recent Developments

September 2023 Private Placement

On September 18, 2023, the Company entered into subscription agreements with institutional investors (the “Investors”) for the purchase and sale of 22,244,210 units of the Company (the “September 2023 Units”) at a price of C$1.52 per Unit (the “Issue Price”) pursuant to a private placement (the “September 2023 Offering”), for aggregate gross proceeds of approximately C$33.8 million or approximately $25 million (the “Initial Tranche”). Each Unit consists of one Common Share (or one September 2023 Pre-Funded Warrant) and one half of one September 2023 Warrant. Each September 2023 Warrant entitles the holder to acquire one Common Share of the Company at a price of C$1.96 per share, a 29% premium to issue, for a period of 3 years following the closing of the Initial Tranche and the Investor Option (as defined below), as applicable. The Initial Tranche consisted of an aggregate of 21,887,240 Common Shares, 11,122,105 September 2023 Warrants and 356,970 September 2023 Pre-Funded Warrants. Each September 2023 Pre-Funded Warrant represents the right to purchase one Common Share at an exercise price of C$0.0001 per share. The September 2023 Pre-Funded Warrants are exercisable immediately and may be exercised at any time until the September 2023 Pre-Funded Warrants are exercised in full. The September 2023 Offering closed on September 21, 2023. ATB Capital Markets Inc. acted as sole placement agent for the Offering. The Company intends to use the proceeds from the September 2023 Offering to reduce its outstanding indebtedness and for general corporate purposes.

The Investors will have the option to purchase $25 million in additional September 2023 Units at a price equal to the Issue Price, upon written notice to the Company at any time up to November 2, 2023 (the “Investor Option”). In connection with the transaction, the Company and the Investors entered into a customary registration rights agreement. The September 2023 Units are subject to limited lock-up requirements.

The Company issued the September 2023 Units pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended. The Company is relying on this exemption from registration based in part on the nature of the transaction and the various representations made by the Investors.

Name Change

Effective September 19, 2023, the Company changed its name from “Columbia Care Inc.” to “The Cannabist Company Holdings Inc.” (the “Name Change”). To effect the Name Change, the Company filed a Notice of Alteration with the British Columbia Registrar of Companies (the “Registrar”), pursuant to which the Registrar issued a new Notice of Articles and a Certificate of Change of Name to the Company. Other than the Name Change, no other changes were made to the Company’s Articles. Copies of the Articles and the Certificate of Change of Name are attached hereto as Exhibits 3.1 and 3.2, respectively.

In connection with the Name Change, on September 21, 2023, the Company’s Common Shares and warrants began trading under the ticker symbols “CBST” and “CBST.WT”, respectively, on the Cboe Canada. The Company’s Common Shares began trading under ticker symbol “CBSTF” on the OTCQX on September 26, 2023.

In connection with the Name Change, the Company launched a new corporate website: www.cannabistcompany.com. The Company’s investor relations information, including press releases and links to the Company’s filings with the Securities and Exchange Commission, will now be found on this website. The Company’s SEC filings and the Company’s corporate governance documents are available on this website.

THE OFFERING

On September 18, 2023, the Company entered into subscription agreements with the Selling Securityholders for the purchase and sale of 22,244,210 September 2023 Units. Each September 2023 Unit consists of one Common Share (or one September 2023 Pre-Funded Warrant) and one half of a September 2023 Warrant. The Initial Tranche consisted of an aggregate of 21,887,240 Common Shares, 11,122,105 September 2023 Warrants and 356,970 September 2023 Pre-Funded Warrants.

Common Shares Offered:	33,366,315

Outstanding Common Shares:	418,915,272, as of October 10, 2023

Use of Proceeds:	We are not selling any securities under this prospectus and we will not receive any proceeds from any sale of securities by the Selling Securityholders.

Cboe Symbol for Common Shares:	CBST

OTCQX Symbol for Common Shares:	CBSTF

RISK FACTORS

An investment in the Company’s securities involves certain risks, including those set forth below and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. When evaluating the Company and its business, investors should carefully review the information set out in this prospectus. The risks and uncertainties described are not the only ones the Company faces. Additional risks and uncertainties, including those that the Company is unaware of or that are currently deemed immaterial, may also adversely affect the Company and its business.

Prospective investors should carefully consider these risks, in addition to the information contained and incorporated by reference herein and in the prospectus supplement relating to an offering and the information incorporated by reference therein, before purchasing Securities. Some of the risk factors described herein and in the documents incorporated by reference herein (including subsequently filed documents incorporated by reference herein), including the applicable prospectus supplement are interrelated and, consequently, investors should treat such risk factors as a whole. If any of the events identified in these risks and uncertainties were to actually occur, it could have a material adverse effect on the business, assets, financial condition, results of operations or prospects of the Company. These are not the only risks and uncertainties that the Company faces. Additional risks and uncertainties not presently known to the Company or that are currently considered immaterial may also have a material adverse effect on the business, assets, financial condition, results of operations or prospects of the Company. The Company cannot assure you that it will successfully address any or all of these risks. There is no assurance that any risk management steps taken will avoid future loss due to the occurrence of the risks described in this prospectus or the applicable prospectus supplement or the documents incorporated by reference herein and therein or other unforeseen risks.

You may experience future dilution as a result of future equity offerings.

The Company may need to raise additional financing in the future through the issuance of additional equity securities or convertible debt securities. If the Company raises additional funding by issuing additional equity securities or convertible debt securities, such financings may substantially dilute the interests of shareholders of the Company and reduce the value of their investment and the value of the Company’s securities.

There may not be an active, liquid market for the Common Shares.

There may not be an active, liquid market for the Common Shares. There is no guarantee that an active trading market for the Common Shares will be maintained on Cboe and/or the OTCQX. Investors may not be able to sell their Common Shares quickly or at the latest market price if trading in the Common Shares is not active.

Return on securities is not guaranteed.

There is no guarantee that the Common Shares will earn any positive return in the short term or long term. A holding of any such security is speculative and involves a high degree of risk and should be undertaken only by holders whose financial resources are sufficient to enable them to assume such risks and who have no need for immediate liquidity in their investment. An investment in the Common Shares is appropriate only for holders who have the capacity to absorb a loss of some or all of their investment.

Future offerings of debt or preferred equity securities, which would rank senior to our Common Shares, may adversely affect the market price of our Common Shares.

If, in the future, we decide to issue debt or preferred equity securities that may rank senior to our Common Shares, it is likely that such securities will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our Common Shares and may result in dilution to owners of our Common Shares. We and, indirectly, our shareholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our Common Shares will bear the risk of our future offerings reducing the market price of our Common Shares and diluting the value of their stock holdings in us.

Future sales by our Shareholders may adversely affect our share price and our ability to raise funds in new share offerings.

Sales of our Common Shares in the public market following any prospective offering could lower the market price of our Common Shares. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable.

The price of our Common Shares is subject to volatility and you could lose all or part of your investment as a result.

There is no guarantee that our Common Shares will appreciate in value or maintain the price at which our shareholders have purchased their shares. Securities of mining companies have experienced substantial volatility and downward pressure in the recent past, often based on factors unrelated to the financial performance or prospects of the companies involved. These factors include macroeconomic conditions in North America and globally, and market perceptions of the attractiveness of particular industries. Other factors unrelated to our performance that may have an effect on the price of our securities include the following: the extent of research coverage available to investors concerning our business may be limited if investment banks with research capabilities do not follow our securities; lessening in trading volume and general market interest in our securities may affect an investor’s ability to trade significant numbers of our securities; the size of our public float and the exclusion from market indices may limit the ability of some institutions to invest in our securities; and a substantial decline in the price of our securities that persists for a significant period of time could cause our securities to be delisted from an exchange, further reducing market liquidity. Our exclusion from certain market indices may reduce market liquidity or the price of our securities. If an active market for our securities does not continue, the liquidity of an investor’s investment may be limited and the price of our securities may decline. If an active market does not exist, investors may lose their entire investment. As a result of any of these factors, the market price of our securities at any given point in time may not accurately reflect our long-term value. Securities class-action litigation often has been brought against companies in periods of volatility in the market price of their securities, and following major corporate transactions or mergers and acquisitions. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management’s attention and resources.

The Company is subject to taxation in both Canada and the United States.

The Company is treated as a U.S. domestic corporation for U.S. federal income tax purposes under Section 7874(b) of the IRC. Consequently, the Company is subject to U.S. federal income tax on its worldwide taxable income. Since the Company is a resident of Canada for purposes of the Tax Act, the Company is also subject to Canadian income tax. Consequently, the Company is liable for both U.S. and Canadian income tax, which could have a material adverse effect on its financial condition and results of operations, and could inhibit efficient use of its capital.

Proposed legislation in the U.S. Congress, including changes in U.S. tax law and the Inflation Reduction Act of 2022, may adversely impact the Company and the value of the Common Shares.

There can be no assurance that the Canadian and U.S. federal income tax treatment of the Company or an investment in the Company will not be modified, prospectively or retroactively, by legislative, judicial or administrative action, in a manner adverse to the Company or holders of the Common Shares.

In recent years, many changes to U.S. federal income tax laws have been proposed and made, and additional changes to U.S. federal income tax laws are likely to continue to occur in the future. The U.S. Congress is currently considering numerous items of legislation which may be enacted prospectively or with retroactive effect, which legislation could adversely impact the Company’s financial performance and the value of the Common Shares. Additionally, states in which the Company operates or owns assets may impose new or increased taxes. If enacted, most of the proposals would be effective for the current or later years. The proposed legislation remains subject to change, and its impact on the Company and purchasers of the Common Shares is uncertain.

In addition, the Inflation Reduction Act of 2022 includes provisions that will impact the U.S. federal income taxation of corporations. Among other items, this legislation includes provisions that will impose a minimum tax on the book income of certain large corporations and an excise tax on certain corporate stock repurchases that would be imposed on the corporation repurchasing such stock. It is unclear how this legislation will be implemented by the U.S. Department of the Treasury and the Company cannot predict how this legislation or any future changes in tax laws might affect the Company or purchasers of the Common Shares.

USE OF PROCEEDS

We are not selling any securities under this prospectus, and we will not receive any proceeds from the sale of securities by the Selling Securityholders.

SELLING SECURITYHOLDERS

The Selling Securityholders may from time to time offer and sell any or all of our securities set forth below pursuant to this prospectus. When we refer to “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the Selling Securityholders’ interests in our securities other than through a public sale.

The following table sets forth, as of October 10, 2023:

•	the name of the Selling Securityholders for whom we are registering shares for resale to the public,

•	the number of shares that the Selling Securityholders beneficially owned prior to the offering for resale of the securities under this prospectus,

•	the number of shares that may be offered for resale for the account of the Selling Securityholders pursuant to this prospectus, and

•

the number and percentage of shares to be beneficially owned by the Selling Securityholders after the offering of the resale securities (assuming all of the offered shares are sold by the Selling Securityholders).

This table is prepared solely based on information supplied to us by the listed Selling Securityholders.

	Common Shares Prior to the Offering				Common Shares Owned Following the Offering
Selling Securityholder	Shares Beneficially Owned	Percentage of Shares Beneficially Owned	Outstanding Shares Being Offered		Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Nomis Bay Ltd.	0	—	20,019,789	(1)	0	—
BPY Limited	0	—	13,346,526	(2)	0	—

(1)	Includes 214,182 Common Shares issuable upon exercise of September 2023 Pre-Funded Warrants and 6,673,263 Common Shares issuable upon exercise of September 2023 Warrants.
(2)	Includes 142,788 Common Shares issuable upon exercise of September 2023 Pre-Funded Warrants and 4,448,842 Common Shares issuable upon exercise of September 2023 Warrants.

September 2023 Private Placement

On September 18, 2023, the Company entered into subscription agreements with the Selling Securityholders for the purchase and sale of 22,244,210 September 2023 Units. Each September 2023 Unit consists of one Common Share (or one September 2023 Pre-Funded Warrant) and one half of a September 2023 Warrant. The Initial Tranche consisted of an aggregate of 21,887,240 Common Shares, 11,122,105 September 2023 Warrants and 356,970 September 2023 Pre-Funded Warrants. Each September 2023 Pre-Funded Warrant represents the right to purchase one Common Share at an exercise price of C$0.0001 per share. The September 2023 Pre-Funded Warrants are exercisable immediately and may be exercised at any time until the September 2023 Pre-Funded Warrants are exercised in full. The September 2023 Offering closed on September 21, 2023.

The Selling Securityholders have the option to purchase $25 million in additional September 2023 Units at a price equal to the Issue Price, upon written notice to the Company at any time up to November 2, 2023. In connection with the transaction, the Company and the Selling Securityholders entered into a customary registration rights agreement. The September 2023 Units are subject to limited lock-up requirements.

Convertible Debt

On June 29, 2021, the Company closed a private placement offering issuing $74.5 million aggregate principal amount of 6% convertible notes due 2025 (the “6% Convertible Notes”). Canaccord Genuity Corp. acted as sole bookrunner and co-lead agent for the offering, and ATB Capital Markets Inc. acted as co-lead agent for the offering. A.G.P./Alliance Global Partners acted as financial advisor. The 6% Convertible Notes are senior secured obligations of the Company and accrue interest payable semiannually in arrears and mature on June 29, 2025, unless earlier converted, redeemed or repurchased. The conversion rate will be 154 Common Shares per $1,000 principal amount of 6% Convertible Notes (equivalent to a price of approximately $6.49 per Common Share), subject to customary adjustments. The conversion price of the 6% Convertible Notes represents a premium of approximately 25% over the closing price of the Common Shares on Cboe on June 17, 2021. The Company may redeem the 6% Convertible Notes at par, in whole or in part, on or after June 29, 2023, if the volume weighted average price of the Common Shares trading on the Canadian Stock Exchange or Cboe for 15 of the 30 trading days immediately preceding the day on which the Company exercises its redemption right, exceeds 120% of the conversion price of the 6% Convertible Notes. Nomis Bay Ltd. holds $21 million aggregate principal amount of the 6% Convertible Notes, and BPY Limited holds $14 million aggregate principal amount of the 6% Convertible Notes.

The Company has entered into a non-binding agreement with the Selling Securityholders with respect to the repurchase by the Company of up to $25 million of principal amount of their 6% Convertible Notes, the purchase price of which would be payable in Common Shares. Completion of these transactions would be subject to definitive documentation and receipt of all necessary regulatory approvals.

DESCRIPTION OF BUSINESS

The description of our business is incorporated by reference from Part I, Item 1 of the Company’s Annual Report on Form 10-K as filed with the SEC on March 29, 2023 (see “Incorporation of Certain Information by Reference”).

DESCRIPTION OF PROPERTY

The description of our properties is incorporated by reference from Part I, Item 2 of the Company’s Annual Report on Form 10-K as filed with the SEC on March 29, 2023 (see “Incorporation of Certain Information by Reference”).

LEGAL PROCEEDINGS

The description of our legal proceedings is incorporated by reference from Part I, Item 3 of the Company’s Annual Report on Form 10-K as filed with the SEC on March 29, 2023 and from Part II, Item 1 of the Company Quarterly Report on Form 10-Q as filed with the SEC on August 14, 2023 (see “Incorporation of Certain Information by Reference”).

MARKET PRICE AND DIVIDENDS ON COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Trading Price and Volume

The Company’s Common Shares are listed on Cboe Canada (the “Cboe”) under the symbol “CBST” and are quoted on the OTCQX Best Market (the “OTCQX”) under the symbol “CBSTF” and on the Frankfurt Stock Exchange under the symbol “3LP”.

Shareholders

As of October 10, 2023, there were 434 holders of record of our Common Shares.

Dividends

The Company has not declared cash dividends on the Common Shares in the past. The Company currently intends to reinvest all future earnings to finance the development and growth of its business. As a result, the Company does not intend to pay dividends on the Common Shares in the foreseeable future. Any future determination to pay distributions will be at the discretion of the Board and will depend on the financial condition, business environment, operating results, capital requirements, any contractual restrictions on the payment of distributions and any other factors that the Board deems relevant. The Company is not bound or limited in any way to pay dividends in the event that the Board determines that a dividend is in the best interest of its shareholders.

Exchange Controls

There are no governmental laws, decrees or regulations in Canada that restrict the export or import of capital, including foreign exchange controls, or that affect the remittance of dividends, interest or other payments to nonresident holders of the securities of the Company, other than Canadian withholding tax. See “Certain Canadian Federal Income Tax Considerations for Non-Residents of Canada,” below.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS FOR NON-RESIDENTS OF CANADA

The following is, as of the date hereof, a summary of the principal Canadian federal income tax considerations generally applicable under the Income Tax Act (Canada) and the regulations promulgated thereunder (the “Tax Act”) to a holder who acquires, as beneficial owner, our Common Shares, and who, for purposes of the Tax Act and at all relevant times: (i) holds the Common Shares as capital property; (ii) deals at arm’s length with, and is not affiliated with, us; (iii) is not, and is not deemed to be, resident in Canada; and (iv) does not use or hold and will not be deemed to use or hold, our Common Shares in the course of carrying on, or otherwise in connection with, a business carried on in Canada (a “Non-Resident Holder”). Generally, our Common Shares will be considered to be capital property to a Non-Resident Holder provided the Non-Resident Holder does not hold our Common Shares in the course of carrying on a business of trading or dealing in securities and has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade. Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer that carries on an insurance business in Canada and elsewhere or is an authorized foreign bank (as defined in the Tax Act). All such Non-Resident Holders should seek advice from their own tax advisors.

This summary is based upon the provisions of the Tax Act in force as of the date hereof, the current provisions of the Convention between Canada and the United States of America in force as of the date hereof, all specific proposals to amend the Tax Act that have been publicly and officially announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and management’s understanding of the current administrative policies and practices of the Canada Revenue Agency (the “CRA”) published in writing by it prior to the date hereof. This summary assumes the Proposed Amendments will be enacted in the form proposed. However, no assurance can be given that the Proposed Amendments will be enacted in their current form, or at all. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Proposed Amendments, does not take into account or anticipate any changes in the law or any changes in the CRA’s administrative policies or practices, whether by legislative, governmental, or judicial action or decision, nor does it take into account or anticipate any other federal or any provincial, territorial or foreign tax considerations, which may differ significantly from those discussed herein.

Non-Resident Holders should consult their own tax advisors with respect to an investment in our Common Shares. This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any prospective purchaser or holder of our Common Shares, and no representations with respect to the income tax consequences to any prospective purchaser or holder are made. Consequently, prospective purchasers or holders of our Common Shares should consult their own tax advisors with respect to their particular circumstances.

Currency Conversion

Generally, for purposes of the Tax Act, all amounts relating to the acquisition, holding, or disposition of our Common Shares, including dividends, adjusted cost base, and proceeds of disposition, which are denominated in a currency other than the Canadian dollar, must be converted into Canadian dollars using the applicable rate of exchange (for purposes of the Tax Act) quoted by the Bank of Canada on the date such amounts arose, or such other rate of exchange as is acceptable to the Minister of National Revenue (Canada).

Disposition of Common Shares

A Non-Resident Holder will not generally be subject to income tax under the Tax Act on a disposition or deemed disposition of a Common Share, unless the Common Share constitutes “taxable Canadian property” (as defined in the Tax Act) of the Non-Resident Holder at the time of disposition and the Non-Resident Holder is not entitled to relief under an applicable income tax treaty or convention.

Provided that the Common Shares are listed on a “designated stock exchange,” as defined in the Tax Act (which includes the Frankfurt Stock Exchange), at the time of disposition, the Common Shares will generally not constitute taxable Canadian property of a Non-Resident Holder at that time, unless at any time during the 60-month period immediately preceding the disposition the following two conditions are satisfied concurrently: (i) (a) the Non-Resident Holder; (b) persons with whom the Non-Resident Holder did not deal at arm’s length; (c) partnerships in which the Non-Resident Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships; or (d) any combination of the persons and partnerships described in (a) through (c), owned 25% or more of the issued shares of any class or series of our shares; and (ii) more than 50% of the fair market value of such shares was derived directly or indirectly from one or any combination of: real or immovable property situated in Canada, “Canadian resource properties”, “timber resource properties” (each as defined in the Tax Act), and options in respect of, or interests in, or for civil law rights in, any such properties (whether or not such property exists). Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, the Common Shares could be deemed to be taxable Canadian property. Even if the Common Shares are taxable Canadian property to a Non-Resident Holder, such Non-Resident Holder may be exempt from tax under the Tax Act on the disposition of such Common Shares by virtue of an applicable income tax treaty or convention. A Non-Resident Holder contemplating a disposition of Common Shares that may constitute taxable Canadian property should consult a tax advisor prior to such disposition.

Dividends on Common Shares

Dividends paid or credited, or deemed to be paid or credited, on a Non-Resident Holder’s Common Shares will be subject to Canadian withholding tax under the Tax Act. The general rate of withholding tax under the Tax Act is 25% of the gross amount of the dividend, although such rate may be reduced under the provisions of an applicable income tax treaty or convention between Canada and the Non-Resident Holder’s country of residence. For example, under the Convention between Canada and the United States of America, the rate is generally reduced to 15% where the Non-Resident Holder beneficially owns such dividends and is a resident of the United States for the purposes of, and is fully entitled to the benefits of, that treaty. Non-Resident Holders should seek advice from their own tax advisors in this regard.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a general summary of certain material U.S. federal income tax considerations for U.S. Holders and certain Non-U.S. Holders (each as defined below) relating to the acquisition, ownership and disposition of Common Shares acquired pursuant to this prospectus, but does not purport to be a complete analysis of all potential tax matters for consideration. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder or Non-U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder or Non-U.S. Holder, including specific tax consequences to a U.S. Holder or Non-U.S. Holder under an applicable tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any particular U.S. Holder or Non-U.S. Holder. Except as specifically set forth below, this summary does not discuss applicable tax reporting requirements.

This discussion is based on the IRC, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each instance in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of Common Shares. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis. The Company has not sought and will not seek any rulings from the IRS, or an opinion from legal counsel, regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the acquisition, ownership and disposition of Common Shares acquired pursuant to this prospectus.

This discussion is limited to U.S. Holders and certain Non-U.S. Holders that hold Common Shares as a “capital asset” within the meaning of Section 1221 of the IRC (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the U.S. federal, except to the limited extent discussed below, estate or gift, or any other non-income tax, or any state, local, or non-U.S. tax, consequences of the acquisition, ownership and disposition of Common Shares acquired pursuant to this prospectus or the impact of the U.S. federal alternative minimum tax or the U.S. Medicare net investment income tax. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation holders that:

•	are banks, insurance companies, or other financial institutions;

•	are regulated investment companies or real estate investment trusts;

•	are brokers, dealers or traders in securities or foreign currencies, or that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	are tax-exempt organizations, governmental organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

•	hold Common Shares as part of a hedge, straddle, or as part of a conversion transaction or other integrated transaction;

•	acquire Common Shares as compensation for services or through the exercise or cancellation of employee stock options or warrants;

•	have a “functional currency” other than the U.S. dollar;

•	own or have owned, directly, indirectly, or constructively 10% or more of the voting power or value of the Company;

•

are “controlled foreign corporations,” “passive foreign investment companies,” or corporations that accumulate earnings to avoid, or which has the result of avoiding, U.S. federal income tax (or are shareholders or other investors in any such entities);

•	are partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	are S corporations (and shareholders thereof);

•	are corporations organized outside the United States that are nonetheless classified as domestic corporations for U.S. federal income tax purposes;

•	are deemed to sell Common Shares under the constructive sale provisions of the IRC;

•	are U.S. expatriates, former citizens of the U.S., or former long-term residents of the U.S.;

•	are U.S. Holders that hold Common Shares in connection with a trade or business, permanent establishment, or fixed base outside the United States;

•	are subject to the alternative minimum tax or the tax on net investment income; and

•

are required to accelerate the recognition of any item of gross income with respect to the Common Shares as a result of such income being recognized on an applicable financial statement or are otherwise subject to special U.S. tax accounting rules with respect to the Common Shares.

If an entity (or other arrangement) classified as a partnership or otherwise as a “pass-through” entity for U.S. federal income tax purposes holds Common Shares, the tax treatment of a partner (or other owner) in such partnership (or other arrangement) generally will depend on the status of the partner (or other owner), the activities of the entity treated as a partnership or other “pass-through” entity for U.S. federal income tax purposes, and certain determinations made at the partner (or other owner) level. Accordingly, entities (or other arrangements) treated as partnerships or other “pass-through” entities holding Common Shares and the partners (or other owners) in such entities or arrangements should consult their own tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF COMMON SHARES ACQUIRED PURSUANT TO THIS PROSPECTUS ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a U.S. Holder

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of Common Shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;

•

a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S., any state within the U.S. or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the IRC), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Tax Classification as a U.S. Domestic Corporation

Pursuant to Section 7874(b) of the IRC and the Treasury Regulations promulgated thereunder, notwithstanding that the Company is organized under the provisions of the BCBCA, solely for U.S. federal income tax purposes, the Company is classified as a U.S. domestic corporation.

A number of significant and material U.S. federal income tax consequences may result from such classification, and this summary does not attempt to describe all such U.S. federal income tax consequences. Section 7874 of the IRC and the Treasury Regulations promulgated thereunder do not address all the possible tax consequences that arise from the Company being treated as a U.S. domestic corporation for U.S. federal income tax purposes. Accordingly, there may be additional or unforeseen U.S. federal income tax consequences to the Company that are not discussed in this summary.

Generally, the Company will be subject to U.S. federal income tax on its worldwide taxable income (regardless of whether such income is “U.S. source” or “foreign source”) and will be required to file a U.S. federal income tax return annually with the IRS. The Company anticipates that it will also be subject to tax in Canada. It is unclear how the foreign tax credit rules under the IRC will operate in certain circumstances, given the Company’s classification treatment as a U.S. domestic corporation for U.S. federal income tax purposes and it being subject to taxation in Canada. Accordingly, it is possible that the Company will be subject to double taxation with respect to all or part of its taxable income. It is anticipated that such U.S. and Canadian tax treatment will continue indefinitely and that the Common Shares will be treated indefinitely as shares in a U.S. domestic corporation for U.S. federal income tax purposes, notwithstanding future transfers. Each holder should seek tax advice, based on such shareholder’s particular circumstances, from their own tax advisors.

Tax Considerations for U.S. Holders

Distributions

The Company has not made distributions on the Common Shares and does not plan to make any distributions on the Common Shares for the foreseeable future. However, if the Company does make distributions of cash or property on the Common Shares, such distributions made on the Common Shares generally will be included in a U.S. Holder’s income as ordinary dividend income to the extent of the Company’s current and accumulated earnings and profits (determined under U.S. federal income tax principles) as of the end of the Company’s taxable year in which the distribution occurs. However, with respect to dividends received by certain non-corporate U.S. Holders (including individuals), such dividends may be eligible to be taxed at the applicable long-term capital gains rates (currently at a maximum tax rate of 20%), provided certain holding period and other requirements are satisfied. Dividends received by a corporate holder of Common Shares may be eligible for a dividends received deduction, subject to applicable limitations.

Distributions in excess of the Company’s current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. Holder’s adjusted tax basis in the Common Shares and thereafter as capital gain from the sale or exchange of such Common Shares, which will be taxable according to rules discussed under the heading “– Sale or Other Taxable Disposition,” below.

As described above under the heading “Certain Canadian Federal Income Tax Considerations for Non-Residents of Canada – Receipt of Dividends”, dividends received or deemed to be received by a U.S. Holder will generally be subject to Canadian withholding tax. However, dividends will not constitute foreign source income for U.S. foreign tax credit limitation purposes because the Company, even though organized as a Canadian corporation, will be treated as a U.S. corporation for U.S. federal income tax purposes, as described above under the heading “Tax Classification as a U.S. Domestic Corporation”. Therefore, U.S. Holders may not be able to claim a U.S. foreign tax credit for any Canadian withholding tax unless such U.S. Holders have sufficient other foreign source income. U.S. Holders should review the discussion under the heading “Certain Canadian Federal Income Tax Considerations for Non-Residents of Canada” and consult with their own tax advisors regarding the dividend rules in light of their own personal circumstances.

Sale or Other Taxable Disposition

Upon the sale or other taxable disposition of Common Shares, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in Common Shares surrendered in exchange therefor. Such capital gain or loss will be long-term capital gain or loss if a U.S. Holder’s holding period in Common Shares is more than one year at the time of the sale or other taxable disposition. Long-term capital gains of non-corporate taxpayers are generally taxed at a lower maximum marginal tax rate than the maximum marginal tax rate applicable to ordinary income. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to complex limitations under the IRC.

Foreign Tax Credit Limitations

Because it is anticipated that the Company will be subject to tax both as a U.S. domestic corporation and as a Canadian corporation, a U.S. Holder may pay, through withholding, Canadian tax, as well as U.S. federal income tax, with respect to dividends paid on its Common Shares. For U.S. federal income tax purposes, a U.S. Holder may elect for any taxable year to receive either a credit or a deduction for all foreign income taxes paid by the holder during the year. Complex limitations apply to the foreign tax credit, including a general limitation that the credit cannot exceed the proportionate share of a taxpayer’s U.S. federal income tax that the taxpayer’s foreign source taxable income bears to the taxpayer’s worldwide taxable income. In applying this limitation, items of income and deduction must be classified, under complex rules, as either foreign source or U.S. source. The Company’s status as a U.S. domestic corporation for U.S. federal income tax purposes will cause dividends paid by the Company to be treated as U.S. source rather than foreign source for this purpose. As a result, a foreign tax credit may be unavailable for any Canadian tax paid on dividends received from the Company. Similarly, to the extent a sale or disposition of the Common Shares by a U.S. Holder results in Canadian tax payable by the U.S. Holder (for example, because the Common Shares constitute taxable Canadian property within the meaning of the Tax Act), a U.S. foreign tax credit may be unavailable to the U.S. Holder for such Canadian tax. In addition, Treasury Regulations that apply to non-U.S. taxes paid or accrued (the “Foreign Tax Credit Regulations”) impose additional requirements for Canadian withholding taxes to be eligible for a foreign tax credit, and there can be no assurance that those requirements will be satisfied. The Treasury Department has recently released guidance temporarily pausing the application of certain of the Foreign Tax Credit Regulations. In each case, however, the U.S. Holder should be able to take a deduction for the U.S. Holder’s Canadian tax paid, provided that the U.S. Holder has not elected to credit other foreign taxes during the same taxable year.

The foreign tax credit rules are complex, and each U.S. Holder should consult its own tax advisors regarding these rules.

Foreign Currency

The amount of any distribution paid to a U.S. Holder in foreign currency, or the amount of proceeds paid in foreign currency on the sale, exchange or other taxable disposition of Common Shares, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). A U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who converts or otherwise disposes of the foreign currency after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders who use the accrual method of tax accounting. Each U.S. Holder should consult its own U.S. tax advisors regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Information Reporting and Backup Withholding

U.S. backup withholding (currently at a rate of 24%) is imposed upon certain payments to persons that fail (or are unable) to furnish the information required pursuant to U.S. information reporting requirements. Distributions to U.S. Holders will generally be exempt from backup withholding, provided the U.S. Holder meets applicable certification requirements, including providing a U.S. taxpayer identification number on a properly completed IRS Form W-9, or otherwise establishes an exemption. The Company must report annually to the IRS and to each U.S. Holder the amount of distributions and dividends paid to that U.S. Holder and the proceeds from the sale or other disposition of Common Shares, unless such U.S. Holder is an exempt recipient.

Backup withholding does not represent an additional tax. Any amounts withheld from a payment to a U.S. Holder under the backup withholding rules will generally be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability, and may entitle such U.S. Holder to a refund, provided the required information and returns are timely furnished by such U.S. Holder to the IRS. Moreover, certain penalties may be imposed by the IRS on a U.S. Holder who is required to furnish information but does not do so in the proper manner. U.S. Holders should consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury Regulations.

Tax Considerations for Non-U.S. Holders

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of Common Shares that is neither a “U.S. Holder” nor an entity treated as a partnership for U.S. federal income tax purposes.

Distributions

Distributions of cash or property on Common Shares will constitute dividends for U.S. federal income tax purposes to the extent paid from the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess thereof will first constitute a return of capital and be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Common Shares, but not below zero, and thereafter be treated as capital gain and will be treated as described under “– Sale or Other Taxable Disposition” below. In the case of any constructive distribution, it is possible that this tax would be withheld from any amount owed to the Non-U.S. Holder, including, but not limited to, distributions of cash, common stock or sales proceeds subsequently paid or credited to that holder. If the Company is or has been a “USRPHC” (as defined below under the heading “– Sale or Other Taxable Disposition”) and the Common Shares do not qualify for the “Regularly Traded Exception” (as defined below under the heading “– Sale or Other Taxable Disposition”), distributions which constitute a return of the Non-U.S. Holder’s investment will be subject to withholding unless an application for a withholding certificate is filed to reduce or eliminate such withholding.

Subject to the discussions under “– Information Reporting and Backup Withholding” and under “– FATCA” below, any dividend paid to a Non-U.S. Holder of Common Shares that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the U.S. will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of such distribution, or such lower rate as may be specified under an applicable income tax treaty. In order to receive a reduced treaty rate, a Non-U.S. Holder must provide an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or an appropriate successor form), properly certifying such holder’s eligibility for the reduced rate. If a Non-U.S. Holder holds Common Shares through a financial institution or other agent acting on the Non-U.S. Holder’s behalf, the Non-U.S. Holder will be required to provide appropriate documentation to such agent, and the Non-U.S. Holder’s agent will then be required to provide such (or a similar) certification to us, either directly or through other intermediaries. A Non-U.S. Holder that does not timely furnish the required certification, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S.

Holders should consult their own tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S. (or, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment, or fixed base, of the Non-U.S. Holder) generally will be exempt from the withholding tax described above and instead will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if the Non-U.S. Holder were a U.S. person. In such case, the Company will not have to withhold U.S. federal tax so long as the Non-U.S. Holder timely complies with the applicable certification and disclosure requirements. In order to obtain this exemption from withholding tax, a Non-U.S. Holder must provide an IRS Form W-8ECI properly certifying its eligibility for such exemption. Any such effectively connected dividends received by a corporate Non-U.S. Holder may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), as adjusted for certain items. Non-U.S. Holders should consult their own tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

Subject to the discussions under “– Information Reporting and Backup Withholding” and under “– FATCA” below, any gain realized on the sale or other disposition of Common Shares by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S. (or, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment, or fixed base, of the Non-U.S. Holder);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met; or

•

The Company is or has been a “United States real property holding corporation (a “USRPHC”) under Section 897 of the IRC at any time during the shorter of the five-year period ending on the date of disposition and such Non-U.S. Holder’s holding period for the Common Shares, in which case, subject to the exception discussed below, such gain will be subject to U.S. federal net income tax at graduated rates as if the gain or loss were effectively connected with the conduct of a U.S. trade or business.

A Non-U.S. Holder who has gain that is described in the first bullet point immediately above will be subject to U.S. federal income tax on the gain derived from the sale or other disposition pursuant to regular graduated U.S. federal income tax rates in the same manner as if it were a U.S. person. In addition, a corporate Non-U.S. Holder described in the first bullet point immediately above may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits (or at such lower rate as may be specified by an applicable income tax treaty), as adjusted for certain items.

A Non-U.S. Holder who meets the requirements described in the second bullet point immediately above will be subject to U.S. federal income tax at a rate of 30% (or a lower tax rate specified by an applicable tax treaty) on the gain derived from the sale or other disposition, which gain may be offset by certain U.S. source capital losses (even though the individual is not considered a resident of the U.S.), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, the Company does not believe that it is, or has been, a USRPHC. Because the determination of whether the Company is a USRPHC depends on the fair market value of the Company’s “United States real property interests” (“USRPIs”) relative to the fair market value of the Company’s non-U.S. real property interests and other business assets, there can be no assurance the Company currently is not a USRPHC or will not become a USPRHC in the future. Even if the Company is, has been, or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of Common Shares will not be subject to U.S. federal income tax if the Common Shares are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market (the “Regularly Traded Exception”), and such Non-U.S. Holder owned, actually and constructively, 5% or less of the Company’s Common Shares throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period. Non-U.S. Holders should consult with their own tax advisors regarding the consequences to them of investing in a USRPHC. If the Company were to constitute a USPRHC, a Non-U.S. Holder would generally be taxed as if any gain or loss were effectively connected with the conduct of a trade or business as described above, and a 15% withholding tax generally would apply to the gross proceeds from the sale of Common Shares, in the event that (i) such holder owned, actually and constructively, more than 5% of the Company’s Common Shares at any time during the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period, or (ii) the Regularly Traded Exception were not satisfied during the relevant period with respect to the security sold. There can be no assurance that the Common Shares will satisfy the Regularly Traded Exception at any particular point in the future. Non-U.S. Holders should consult their own tax advisors regarding the consequences if the Company is, has been, or will become a USRPHC and regarding potentially applicable income tax treaties that may provide for different rules.

U.S. Federal Estate Tax

Property having a U.S. situs generally is includible in the gross estate of an individual Non-U.S. Holder for U.S. federal estate tax purposes. Because the Company is a U.S. corporation for U.S. federal income tax purposes, the Common Shares will be U.S. situs property for U.S. federal estate tax purposes and, therefore, generally will be included in the gross estate of an individual who is a Non-U.S. Holder at the time of his or her death, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

With respect to distributions and dividends on Common Shares, the Company must report annually to the IRS and to each Non-U.S. Holder the amount of distributions and dividends paid to such Non-U.S. Holder and any tax withheld with respect to such distributions and dividends, regardless of whether withholding was required with respect thereto. Copies of the information returns reporting such dividends and distributions and withholding also may be made available to the tax authorities in the country in which the Non-U.S. Holder resides or is established under the provisions of an applicable income tax treaty, tax information exchange agreement or other arrangement. A Non-U.S. Holder will be subject to backup withholding for dividends and distributions paid to such Non-U.S. Holder unless either (i) such Non-U.S. Holder certifies under penalty of perjury that it is not a U.S. person (as defined in the IRC), which certification is generally satisfied by providing a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-8ECI (or appropriate successor form), and the payor does not have actual knowledge or reason to know that such holder is a U.S. person, or (ii) such Non-U.S. Holder otherwise establishes an exemption.

With respect to sales or other dispositions of Common Shares, information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of Common Shares within the U.S. or conducted through certain U.S.-related financial intermediaries, unless either (i) such Non-U.S. Holder certifies under penalty of perjury that it is not a U.S. person (as defined in the IRC), which certification is generally satisfied by providing a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-8ECI (or appropriate successor form), and the payor does not have actual knowledge or reason to know that such holder is a U.S. person, or (ii) such Non-U.S. Holder otherwise establishes an exemption.

Whether with respect to distributions and dividends, or the sale or other disposition of Common Shares, backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

FATCA

Withholding taxes may be imposed pursuant to “FATCA” (generally, Sections 1471 through 1474 of the IRC) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, except as discussed below, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition (including certain distributions treated as a sale or other disposition) of, Common Shares paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the IRC).

Such 30% FATCA withholding will not apply to a foreign financial institution if such institution undertakes certain diligence and reporting obligations, or otherwise qualifies for an exemption from these rules. The diligence and reporting obligations include, among others, entering into an agreement with the U.S. Department of Treasury pursuant to which the foreign financial institution must (i) undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the IRC), (ii) annually report certain information about such accounts, and (iii) withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

The 30% FATCA withholding will not apply to a non-financial foreign entity which either certifies that it does not have any “substantial United States owners” (as defined in the IRC), furnishes identifying information regarding each substantial United States owner, or otherwise qualifies for an exemption from these rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies currently to payments of dividends on Common Shares. While these withholding obligations would also apply to payments of gross proceeds from a sale or other disposition of Common Shares, proposed Treasury Regulations, which state that taxpayers may rely on such proposed regulations until final regulations are issued, eliminate this requirement. Non-U.S. Holders should consult their own tax advisors with respect to the potential tax consequences of FATCA to their investment in Common Shares.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Our discussion and analysis of financial condition and results of operations is incorporated by reference from Part II, Item 7 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 as filed with the SEC on March 29, 2023 and Part I, Item 2 of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 as filed with the SEC on August 14, 2023 (see “Incorporation of Certain Information by Reference”).

DIRECTORS AND EXECUTIVE OFFICERS

The description of our directors and executive officers is incorporated by reference from Part III, Item 10 of the Company’s Annual Report on Form 10-K as filed with the SEC on March 29, 2023 (see “Incorporation of Certain Information by Reference”).

Since March 29, 2023, the Company appointed Rosemary Mazanet, M.D., PhD., to the Company’s board of directors and David Hart as President and Chief Operating Officer of the Company. The biographies of these individuals are below.

Rosemary Mazanet, Director

Rosemary Mazanet, M.D. PhD., 67, was appointed to the Company’s board of directors on September 7, 2023. Dr. Mazanet began advising the Company in 2013 and then joined its Scientific Advisory Board as its Chair in 2015 before becoming the Company’s Chief Scientific Officer in 2017. In September 2023, Dr. Mazanet transitioned from Chief Scientific Officer to a director of the Company. Since 2013, she has played an integral role of developing groundbreaking form factors specifically for palliative care, such as pressed tablets. She also oversaw the creation of the seminal cannabis observational database that has provided analysis used in peer-reviewed journals, such as JAMA and the Journal of Palliative Medicine and by many of the nation’s leading academic and medical institutions such as National Institutes of Health, Columbia University, New York University, Mount Sinai, University of Southern California, and RAND Corporation. Dr. Mazanet began her career in Internal Medicine and Oncology at the Brigham and Women’s Hospital and the Dana Farber Cancer Institute before starting at Amgen in the early 1990s as the head of Clinical Research. Following her time at Amgen, she moved into public equity in 1998 when she joined Oracle Partners LLC in New York as a General Partner. Since that time, she has been a presence in public and private equity biotech and specialty pharma investments. In addition to the Company’s Board of Directors, Dr. Mazanet is also an Emeritus Trustee at the University of Pennsylvania School of Medicine and the Co-Chair of the Leonard Davis Institute Executive Advisory Board at The Wharton School of the University of Pennsylvania. Dr. Mazanet graduated magna cum laude from the University of Virginia and completed her graduate work at the University of Pennsylvania Medical School and Harvard Medical School.

David Hart, President and Chief Operating Officer

David Hart was appointed President and Chief Operating Officer of the Company on July 31, 2023. Mr. Hart joined the Company in 2016 as Chief Risk Officer and became Chief Operating Officer in 2018. Prior to joining the Company, Mr. Hart served as COO of Abyrx, a venture capital backed medical device company. Prior to his time at Abyrx, Mr. Hart was CFO and CIO at Alpine Capital, a family investment office for the Ranawat Orthopedic Group at the Hospital for Special Surgery. Mr. Hart started his career in financial services at Thomas Weisel Partners and Duff & Phelps.

EXECUTIVE COMPENSATION

The description of our executive compensation is incorporated by reference from Part III, Item 11 of the Company’s Annual Report on Form 10-K as filed with the SEC on March 29, 2023 (see “Incorporation of Certain Information by Reference”).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The description of the security ownership of certain beneficial owners and management is incorporated by reference from Part III, Item 12 of the Company’s Annual Report on Form 10-K as filed with the SEC on March 29, 2023 (see “Incorporation of Certain Information by Reference”).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Information regarding certain relationships and related transactions is incorporated by reference from Part III, Item 13 of the Company’s Annual Report on Form 10-K as filed with the SEC on March 29, 2023 (see “Incorporation of Certain Information by Reference”).

PLAN OF DISTRIBUTION

Each Selling Securityholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market for such securities or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Securityholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	the distribution by a Selling Securityholder to its partners, members or shareholders;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the Selling Securityholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the Common Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Common Shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the Common Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our Common Shares or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Shares in the course of hedging the positions they assume. The Selling Securityholder may also sell our Common Shares short and deliver these securities to close out their short positions, or loan or pledge the Common Shares to broker-dealers that in turn may sell these securities. The Selling Securityholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Common Shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Securityholders from the sale of the Common Shares offered by them will be the purchase price of the Common Shares less discounts or commissions, if any. Each of the Selling Securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Common Shares to be made directly or through agents. We will not receive any of the proceeds from this offering.

The Selling Securityholder also may resell all or a portion of the Common Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they and we meet the criteria and conform to the requirements of that rule, including the requirements applicable to former shell companies.

The Selling Securityholder and any underwriters, broker-dealers or agents that participate in the sale of the Common Shares or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling Securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the Common Shares to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Common Shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Common Shares may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Description of the Company’s Securities

The authorized share capital of the Company consists of (i) an unlimited number of Common Shares of which 418,915,272 Common Shares are issued and outstanding as of October 10, 2023; (ii) an unlimited number of Proportionate Voting Shares, of which 99,556.61 are issued and outstanding as of October 10, 2023; and (iii) an unlimited number of preferred shares (the “Preferred Shares”), issuable in series, none of which are issued and outstanding. All Proportionate Voting Shares are owned or controlled, directly or indirectly, by the former Old Columbia Care members. The Common Shares and Proportionate Voting Shares are collectively referred to as the “Shares”.

Generally, except as described below, the Common Shares and Proportionate Voting Shares have the same rights, are equal in all respects and are treated by the Company as if they were shares of one class only.

Conversion Rights and Transfers

Issued and outstanding Proportionate Voting Shares, including fractions thereof, may at any time, subject to the FPI Condition (as defined below), at the option of the holder, be converted into Common Shares at a ratio of 100 Common Shares per Proportionate Voting Share with fractional Proportionate Voting Shares convertible into Common Shares at the same ratio. Further, the Company’s board of directors (the “Board”) may determine in the future that it is no longer advisable to maintain the Proportionate Voting Shares as a separate class of shares and may cause all of the issued and outstanding Proportionate Voting Shares to be converted into Common Shares at a ratio of 100 Common Shares per Proportionate Voting Share with fractional Proportionate Voting Shares convertible into Common Shares at the same ratio and the Board shall not be entitled to issue any more Proportionate Voting Shares under the Articles thereafter.

The Proportionate Voting Shares are not transferrable without Board approval, except to Permitted Holders (as defined below) and in compliance with U.S. securities laws.

Conversion Conditions

The right of the Proportionate Voting Shares to convert into Common Shares is subject to certain conditions in order to maintain the Company’s status as a “foreign private issuer” under U.S. securities laws. Unless otherwise waived by the Company, the right to convert the Proportionate Voting Shares is subject to the condition that the aggregate number of Common Shares and Proportionate Voting Shares (calculated as a single class) held of record, directly or indirectly, by residents of the United States (as determined in accordance with Rules 3b-4 and 12g3-2(a) under the Exchange Act) may not exceed fifty percent (50%) of the aggregate number of Common Shares and Proportionate Voting Shares issued and outstanding after giving effect to such conversions (calculated as a single class) (the “FPI Condition”).

A holder of Common Shares may at any time, at the option of the holder and with the approval of the Board of the Company, convert such Common Shares into Proportionate Voting Shares on the basis of 100 Common Shares for one Proportionate Voting Share.

No fractional Common Shares will be issued on any conversion of any Proportionate Voting Shares and any fractional Common Shares will be rounded down to the nearest whole number.

For the purposes of the foregoing:

“Affiliate” means, with respect to any specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person.

“Permitted Holders” means (i) the initial holders of Proportionate Voting Shares; and (ii) any Affiliate or Person controlled, directly or indirectly, by one or more of the Persons referred to in clause (i) above.

“Person” means any individual, partnership, corporation, company, association, trust, joint venture or limited liability company.

A Person is “controlled” by another Person or other Persons if: (i) in the case of a company or other body corporate wherever or however incorporated: (A) securities entitled to vote in the election of directors carrying in the aggregate at least a majority of the votes for the election of directors and representing in the aggregate at least a majority of the participating (equity) securities are held, other than by way of security only, directly or indirectly, by or solely for the benefit of the other Person or Persons; and (B) the votes carried in the aggregate by such securities are entitled, if exercised, to elect a majority of the board of directors of such company or other body corporate; or (ii) in the case of a Person that is not a company or other body corporate, at least a majority of the participating (equity) and voting interests of such Person are held, directly or indirectly, by or solely for the benefit of the other Person or Persons; and “controls”, “controlling” and “under common control with” shall be interpreted accordingly.

Voting Rights

All holders of Shares are entitled to receive notice of any meeting of the Company’s shareholders, and to attend and vote at such meetings, except those meetings at which only holders of a specific class or series of shares are entitled to vote. A quorum for the transaction of business at a meeting of shareholders is present if shareholders who, in the aggregate, hold at least 25% of the voting rights attached to the outstanding shares of the Company entitled to vote at the meeting are present in person or represented by proxy.

On all matters upon which holders of Shares are entitled to vote:

•	each Common Share is entitled to one vote per Common Share; and

•

each Proportionate Voting Share is entitled to 100 votes per Proportionate Voting Share, and each fraction of a Proportionate Voting Share is entitled to the number of votes calculated by multiplying the fraction by 100.

The number of votes represented by fractional Proportionate Voting Shares will be rounded down to the nearest whole number. Unless a different majority is required by law or the Articles, resolutions to be approved by holders of Shares require approval by a simple majority of the total number of votes of all Shares cast at a meeting of shareholders at which a quorum is present based on the voting entitlements of each class of Shares described above.

Dividend Rights

Holders of Shares are entitled to receive dividends out of the assets available for the payment or distribution of dividends at such times and in such amount and form as the Board may from time to time determine, subject to any preferential rights of the holders of any outstanding Preferred Shares, on the following basis, and otherwise without preference or distinction among or between the Shares: each Proportionate Voting Share will be entitled to 100 times the amount paid or distributed per Common Share (including by way of share dividends, which holders of Proportionate Voting Shares will receive in Proportionate Voting Shares, unless otherwise determined by the Board) and each fraction of a Proportionate Voting Share will be entitled to the applicable fraction thereof. See “Conversion Rights and Transfers” above.

Liquidation Rights

In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of its assets among its shareholders for the purpose of winding-up its affairs, the holders of

Shares will be entitled to receive all of the Company’s assets remaining after payment of all debts and other liabilities, subject to any preferential rights of the holders of any outstanding Preferred Shares, on the basis that each Proportionate Voting Share will be entitled to 100 times the amount distributed per Common Share (and each fraction of a Proportionate Voting Share will be entitled to the amount calculated by multiplying the fraction by the amount otherwise payable in respect of a whole Proportionate Voting Share), and otherwise without preference or distinction among or between the Shares. See “Conversion Rights and Transfers” above.

Pre-emptive and Redemption Rights

Holders of Shares will not have any pre-emptive or redemption rights.

Subdivision or Consolidation

No subdivision or consolidation of any class of Shares may be carried out unless, at the same time, the Common Shares and Proportionate Voting Shares, as the case may be, are subdivided or consolidated in the same manner and on the same basis, so as to preserve the relative rights of the holders of each class of Shares.

Certain Amendments

In addition to any other voting right or power to which the holders of Common Shares and Proportionate Voting Shares shall be entitled by law or regulation or other provisions of the Articles from time to time in effect, but subject to the provisions of the Articles, holders of Common Shares and Proportionate Voting Shares shall each be entitled to vote separately as a class, in addition to any other vote of shareholders that may be required, in respect of any alteration, repeal or amendment of the Company’s Articles which would prejudice or interfere with the rights or special rights attached to the Common Shares or Proportionate Voting Shares, or which would affect the rights or special rights of the holders of the Common Shares and the holders of Proportionate Voting Shares differently, on a per share basis.

Issuance of Additional Proportionate Voting Shares

The Company may issue additional Proportionate Voting Shares upon the approval of the Board. Shareholder approval is not required in connection with a subdivision or consolidation on a pro rata basis as between the Common Shares and the Proportionate Voting Shares.

Take-Over Bid Protection

If an offer is being made for Proportionate Voting Shares (a “PVS Offer”) where: (i) by reason of applicable securities legislation or stock exchange requirements, the offer must be made to all holders of the class of Proportionate Voting Shares; and (ii) no equivalent offer is made for the Common Shares, the holders of Common Shares have the right, pursuant to the Articles, at their option, to convert their Common Shares into Proportionate Voting Shares for the purpose of allowing the holders of the Common Shares to tender to such PVS Offer, provided that such conversion into Proportionate Voting Shares will be solely for the purpose of tendering the Proportionate Voting Shares to the PVS Offer in question and that any Proportionate Voting Shares that are tendered to the PVS Offer but that are not, for any reason, taken up and paid for by the offeror will automatically be reconverted into the Common Shares that existed prior to such conversion.

Compliance Provisions

The Company’s Articles contain certain provisions (the “Compliance Provisions”), including a combination of certain remedies such as a suspension of voting and/or dividend rights, a discretionary right to force a share transfer to a third party and/or a discretionary redemption right in favour of the Company, in each case to seek to ensure that the Company and its subsidiaries are able to comply with applicable regulatory and licensing regulations. The purpose of the Compliance Provisions is to provide the Company with a means of protecting itself from having a shareholder, or as determined by the Board, a group of shareholders acting jointly or in concert, with an ownership interest of, whether of record or beneficially (or having the power to exercise control or direction over) (“Owning or Controlling”), five percent (5%) or more of the issued and outstanding shares of the Company, or such other number as is determined by the Board from time to time, and: (i) who a governmental authority granting licenses to, or otherwise governing the operations of, the Company or its subsidiaries has determined to be unsuitable to own Common Shares and/or Proportionate Voting Shares, as applicable; (ii) whose ownership of Common Shares and/or Proportionate Voting Shares, as applicable, may result in the loss, suspension or revocation (or similar action) with respect to any licenses or permits relating to the Company’s or its subsidiaries’ conduct of business (being the conduct of any activities relating to the cultivation, manufacturing and dispensing of cannabis and cannabis-derived products in the United States, which include the owning and operating of cannabis licenses) or in the Company or any of its affiliates being unable to obtain any new licenses or permits in the normal course, all as determined by the Board; or (iii) who have not been determined by the applicable regulatory authority to be an acceptable person or otherwise have not received the requisite consent of such regulatory authority to own the Common Shares and/or Proportionate Voting Shares, as applicable, in each case within a reasonable time period acceptable to the Board or prior to acquiring any Common Shares and/or Proportionate Voting Shares, as applicable (in each case, an “Unsuitable Person”). The ownership restrictions in the Company’s notice of articles and articles are also subject to an exemption for applicable depositaries and clearing houses as well as underwriters (as defined in the Securities Act (Ontario)) in the course of a distribution of securities of the Company.

Notwithstanding the foregoing, the Compliance Provisions provide that any shareholder (or group of shareholders acting jointly or in concert) proposing to Own or Control five percent (5%) or more of the issued and outstanding shares of the Company (or such other number as is determined by the Board from time to time) will be required to provide not less than 30 days’ advance written notice to the Company by mail sent to the Company’s head office to the attention of the Corporate Secretary and to obtain all necessary regulatory approvals. Upon any such shareholder(s) Owning or Controlling five percent (5%) or more of the issued and outstanding shares of the Company (or such other number as is determined by the Board from time to time), and having not received the requisite approval of any applicable regulatory authority to own the Common Shares and/or Proportionate Voting Shares, as applicable, the Compliance Provisions provide: (i) that such shareholder(s) may, in the discretion of the Board, be prohibited from exercising any voting rights and/or receiving any dividends from the Company, unless and until all requisite regulatory approvals are obtained; and (ii) the Company with a right, but not the obligation, at its option, upon notice to the Unsuitable Person, to: (A) redeem any or all Common Shares and/or Proportionate Voting Shares, as applicable, directly or indirectly held by an Unsuitable Person; and/or (B) forcibly transfer any or all Common Shares and/or Proportionate Voting Shares, as applicable, directly or indirectly held by an Unsuitable Person to a third party. Such rights are required in order for the Company to comply with regulations in various jurisdictions where the Company or its subsidiaries conduct business or are expected to conduct business. The foregoing restrictions will not apply to the ownership, acquisition or disposition of Common Shares and/or Proportionate Voting Shares, as applicable, as a result of: (i) transfer of Common Shares and/or Proportionate Voting Shares, as applicable, occurring by operation of law including, inter alia, the transfer of Common Shares and/or Proportionate Voting Shares, as applicable, to a trustee in bankruptcy, (ii) an acquisition or proposed acquisition by one or more underwriters who hold Common Shares and/or Proportionate Voting Shares, as applicable, for the purposes of distribution to the public or for the benefit of a third party provided that such third party is in compliance with the foregoing restriction, or (iii) conversion, exchange or exercise of securities issued by the Company or a subsidiary into or for Common Shares and/or Proportionate Voting Shares, as applicable, in accordance with their respective terms. If the Board reasonably believes that any such holder of the Common Shares may have failed to comply with the foregoing restrictions, the Company may apply to the Supreme Court of British Columbia, or any other court of competent jurisdiction, for an order directing that such shareholder disclose the number of Common Shares and/or Proportionate Voting Shares, as applicable, directly or indirectly held.

Upon receipt by the holder of a notice to redeem or to transfer any or all of its Common Shares and/or Proportionate Voting Shares, the holder will be entitled to receive, as consideration therefor, no less than 95% of the lesser of: (i) the closing price of the Common Shares on Cboe (or the then principal exchange on which the Company’s securities are listed or quoted for trading) on the trading day immediately prior to the closing of the redemption or transfer (or the average of the last bid and last asking prices if there was no trading on the specified date); and (ii) the five-day volume weighted average price of the Common Shares on Cboe (or the then principal exchange on which the Company’s securities are listed or quoted for trading) for the five trading days immediately prior to the closing of the redemption or transfer (or the average of the last bid and last asking prices if there was no trading on the specified dates).

Notwithstanding the adoption of the proposed Compliance Provisions, the Company may not be able to exercise such rights in full or at all, including its redemption rights. Under the BCBCA, a corporation may not make any payment to redeem shares if there are reasonable grounds for believing that the company is unable to pay its liabilities as they become due in the ordinary course of its business or if making the payment of the redemption price or providing the consideration would cause the company to be unable to pay its liabilities as they become due in the ordinary course of its business. Furthermore, the Company may become subject to contractual restrictions on its ability to redeem its Common Shares and/or Proportionate Voting Shares, as applicable, by, for example, entering into a secured credit facility subject to such restrictions. In the event that restrictions prohibit the Company from exercising its redemption rights in part or in full, the Company will not be able to exercise its redemption rights absent a waiver of such restrictions, which the Company may not be able to obtain on acceptable terms or at all.

Preferred Shares

The Preferred Shares may at any time and from time to time be issued in one or more series. Subject to the provisions of the BCBCA and the Articles, the Board may, by resolution, from time to time before the issue thereof determine the maximum number of shares of each series, create an identifying name for each series, attach special rights or restrictions to the Preferred Shares of each series including, without limitation, any right to receive dividends (which may be cumulative or non-cumulative and variable or fixed) or the means of determining such dividends, the dates of payment thereof, any terms or conditions of redemption or purchase, any conversion rights, any retraction rights, any rights upon liquidation, dissolution or winding up and any sinking fund or other provisions, the whole to be subject to filing a Notice of Alteration to the Notice of Articles to create the series and altering the Articles to include the special rights or restrictions attached to the Preferred Shares of the series.

Preferred Shares of each series, if and when issued, will, with respect to the payment of dividends, rank pari passu with the Preferred Shares of every other series and be entitled to preference over the Common Shares, the Proportionate Voting Shares and any other shares of the Company ranking junior to the Preferred Shares with respect to payment of dividends.

In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Preferred Shares will be entitled to preference with respect to distribution of the property or assets of the Company over the Common Shares, the Proportionate Voting Shares and any other shares of the Company ranking junior to the Preferred Shares with respect to the repayment of capital paid up on and the payment of unpaid dividends accrued on the Preferred Shares.

Advance Notice Provisions

The Company’s Articles includes certain advance notice provisions with respect to the election of its directors (the “Advance Notice Provisions”). The Advance Notice Provisions are intended to: (i) facilitate orderly and efficient annual general meetings or, where the need arises, special meetings; (ii) ensure that all shareholders receive adequate notice of director nominations to the Board and sufficient information with respect to all nominees; and (iii) allow shareholders to register an informed vote. Only persons who are nominated by shareholders in accordance with the Advance Notice Provisions will be eligible for election as directors at any annual meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors.

Under the Advance Notice Provisions, a shareholder wishing to nominate a director would be required to provide the Company notice, in the prescribed form, within the prescribed time periods. These time periods include, (i) in the case of an annual meeting of shareholders (including an annual and special meeting), not fewer than 30 days prior to the date of the annual meeting of shareholders; provided, that if the first public announcement of the date (the “Notice Date”) of the annual meeting of shareholders is less than 50 days before the meeting date, not later than the close of business on the 15th day following the Notice Date; and (ii) in the case of a special meeting (which is not also an annual meeting) of shareholders called for any purpose which includes electing directors, not later than the close of business on the 15th day following the Notice Date, provided that, in either instance, if notice-and-access (as defined in National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer) is used for delivery of proxy related materials in respect of a meeting described above, and the Notice Date in respect of the meeting is not fewer than 50 days prior to the date of the applicable meeting, the notice must be received not later than the close of business on the 40th day before the applicable meeting.

Forum Selection

The Company’s Articles include a forum selection provision that provides that, unless the Company consents in writing to the selection of an alternative forum, the Supreme Court of British Columbia, Canada and the appellate courts therefrom, will be the sole and exclusive forum for (i) any derivative action or proceeding brought on the Company’s behalf; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of the Company’s directors, officers or other employees to the Company; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the BCBCA or the Articles; or (iv) any action or proceeding asserting a claim otherwise related to the relationships among the Company, its Affiliates and their respective shareholders, directors and/or officers, but excluding claims related to the Company’s business or the business carried on by such Affiliates. The forum selection provision also provides that the Company’s securityholders are deemed to have consented to the personal jurisdiction of the courts in the Province of British Columbia and to service of process on their counsel in any foreign action initiated in violation of the foregoing provisions. The forum selection could apply to claims brought under the United States federal securities laws.

CGGC Warrants

As of the date hereof, 15,351,500 warrants (the “CGGC Warrants”) issued pursuant to the warrant agency agreement (the “Warrant Agreement”) between CGGC and Odyssey Trust Company, as warrant agent, dated September 20, 2018 are outstanding. The CGGC Warrants were issued as part of the initial public offering of the Company. The CGGC Warrants are governed by the terms of the Warrant Agreement. Three CGGC Warrants are exercisable for one Common Share at an exercise price of $10.35.

Warrants

The chart below sets out the issued and outstanding Common Share purchase warrants (“Warrants”) of the Company.

Expiration	Number of Shares Issued and Exercisable	Exercise Price (Canadian Dollars)
October 1, 2025	648,783	$8.12
April 26, 2024	5,394,945	$10.35

	6,043,728

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert named in this registration statement as having prepared or certified any part hereof, nor any counsel for the registrant or Selling Securityholders named in this prospectus as having given an opinion upon the validity of the securities being registered hereunder or other legal matters in connection with the registration or offering of such securities, who was employed for such purpose on a contingent basis, or at the time of preparation, certification or opinion or at any time thereafter, through the state of effectiveness of the registration statement or that part of the registration statement to which such preparation, certification or opinion relates, had, or is to receive in connection hereunder, a substantial interest, direct or indirect, in the registrant or was connected with the registrant as a promoter, managing underwriter, voting trustee, director, officer or employee.

LEGAL MATTERS

The validity of the securities offered through this prospectus has been passed on by Stikeman Elliott LLP.

EXPERTS

The consolidated financial statements of the Company as of and for the years ended December 31, 2022, 2021 and 2020, incorporated by reference in this prospectus, have been audited by Davidson & Company LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the United States Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, you should refer to the registration statement and its exhibits and schedules.

The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov. You may request a copy of these filings, which we will provide to you at no cost, by writing or telephoning us at the following address and telephone number:

The Cannabist Company Holdings Inc.

680 Fifth Ave., 24th Floor

New York, New York 10019

(212) 271-0915

Attn: Investor Relations

Our SEC filings are also available to the public at our website at www.cannabistcompany.com. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we are disclosing important information to you by referring you to other documents. The information we incorporate by reference is an important part of this prospectus. We incorporate by reference the document listed below, excluding any information in such document that is deemed by the rules of the SEC to be furnished not filed:

(a)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2022;

(b)	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2023 and June 30, 2023; and

(c)	our Current Reports on Form 8-K filed on February 28, 2023, March 16, 2023, June 16, 2023, July 6, 2023, August 3, 2023, September 12, 2023 and September 22, 2023.

Upon written or oral request, we will provide to you, without charge, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to: The Cannabist Company Holdings Inc., Attention: Investor Relations, 680 Fifth Ave., 24th Floor, New York, New York 10019, telephone (212) 271-0915.

You may also access the documents incorporated by reference in this prospectus through our website at www.cannabistcompany.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by the registrant, other than underwriting discounts and commissions, in connection with the sale of the securities being registered. All amounts shown are estimates except for the registration fee.

Amount to be paid
SEC registration fee	$3,819.55
Legal fees and expenses	$35,000
Accounting fees and expenses	$30,000
Miscellaneous	$7,500

Total	$76,319.55

Item 14. Indemnification of Directors and Officers.

The Company is subject to the provisions of Part 5, Division 5 of the BCBCA.

Under Section 160 of the BCBCA, we may, subject to Section 163 of the BCBCA:

(a)	indemnify an individual who:

(i)	is or was a director or officer of our company,

(ii)	is or was a director or officer of another corporation (A) at a time when such corporation is or was an affiliate of our company; or (B) at our request, or

(iii)

at our request, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, including, subject to certain limited exceptions, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), against all eligible penalties, defined below, to which the eligible party is or may be liable; and

(b)	after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, where:

(i)	“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding,

(ii)

“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation (A) is or may be joined as a party, or (B) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding,

(iii)	“expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding, and

(iv)	“proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Under Section 161 of the BCBCA, and subject to Section 163 of the BCBCA, we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the BCBCA, and subject to Section 163 of the BCBCA, we may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that we must not make such payments unless we first receive from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163 of the BCBCA, the eligible party will repay the amounts advanced.

Under Section 163 of the BCBCA, we must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160, 161 or 162 of the BCBCA, as the case may be, if any of the following circumstances apply:

(a)

if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, we were prohibited from giving the indemnity or paying the expenses by our Articles;

(b)

if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, we are prohibited from giving the indemnity or paying the expenses by our Articles;

(c)

if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of our company or the associated corporation, as the case may be; or

(d)

in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of our company or by or on behalf of an associated corporation, we must not either indemnify the eligible party under Section 160(a) of the BCBCA against eligible penalties to which the eligible party is or may be liable, or pay the expenses of the eligible party under Sections 160(b), 161 or 162 of the BCBCA, as the case may be, in respect of the proceeding.

Under Section 164 of the BCBCA, and despite any other provision of Part 5, Division 5 of the BCBCA and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the BCBCA, on application of our company or an eligible party, the court may do one or more of the following:

(a)	order us to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

(b)	order us to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

(c)	order the enforcement of, or any payment under, an agreement of indemnification entered into by us;

(d)	order us to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the BCBCA; or

(e)	make any other order the court considers appropriate.

Section 165 of the BCBCA provides that we may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation.

Under Article 20.2 of our Articles, and subject to the BCBCA, we must indemnify an eligible party and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding to the fullest extent permitted by the BCBCA. Each of our directors and officers is deemed to have contracted with the Company on the terms of the indemnity contained in Article 20.2 of our Articles.

Under Article 20.4 of our Articles, and subject to any restrictions in the BCBCA, we may indemnify any person.

We have entered into indemnification agreements with each of our directors and executive officers. Under these indemnification agreements, each director and executive officer is entitled, subject to the terms and conditions thereof, to the right of indemnification and contribution for certain expenses to the fullest extent permitted by applicable law. We believe that these indemnification agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

Pursuant to Article 20.5 of our Articles, the failure of a director or officer of the Company to comply with the BCBCA or our Articles does not invalidate any indemnity to which he or she is entitled under our Articles.

Under Article 20.6 of our Articles, we may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who: (1) is or was a director, officer, employee or agent of the Company; (2) is or was a director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Company; (3) at the request of the Company, is or was a director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity; or (4) at the request of the Company, holds or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity, against any liability incurred by him or her by reason of having been a director, officer, employee or agent or person who holds or held such equivalent position.

We have an insurance policy covering our directors and officers, within the limits and subject to the limitations of the policy, with respect to certain liabilities arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 15. Recent Sales of Unregistered Securities.

The following information represents securities sold by the Company within the past three years, which were not registered under the Securities Act. Included are new issues, securities issued in exchange for property, services or other securities, securities issued upon conversion from other Company share classes and new securities resulting from the modification of outstanding securities.

October 2020 Private Placement of Units

On October 29, 2020, the Company completed a brokered private placement of units (the “October 2020 Private Placement Units”) for gross proceeds of approximately $20.4 million. Each October 2020 Private Placement Unit was comprised of: (i) $1,000 principal amount of 13.00% senior secured first-lien notes (the “October 2020 Private Placement Notes”); and (ii) 60 Common Share purchase warrants of the Company (the “October 2020 Private Placement Warrants”).

The October 2020 Private Placement Notes are governed by the terms of the May 2020 Trust Indenture, as supplemented, between the Company and Odyssey Trust Company, as trustee. The October 2020 Private Placement Warrants are governed by the terms of a warrant indenture (the “October 2020 Warrant Indenture”) dated October 29, 2020, between the Company and Odyssey Trust Company, as warrant agent.

The Company sold all of the October 2020 Private Placement Units pursuant to the exemptions from registration provided by Rule 506(b) and Rule 903. For sales to U.S. persons, the Company relied on Rule 506(b) because (i) there were a limited number of purchasers, (ii) no sales were made by general solicitation or advertising and (iii) sales were made only to accredited investors. For sales outside of the United States, the Company relied on Rule 903 because the October 2020 Private Placement Units were offered and sold outside the United States in “offshore transactions” in accordance with Rule 903.

November 2020 Private Placement of Units

On November 10, 2020, the Company completed a non-brokered private placement of October 2020 Private Placement Units for gross proceeds of approximately $8.4 million. On November 27, 2020, the Company completed a non-brokered private placement of October 2020 Private Placement Units for gross proceeds of approximately $3 million.

On November 30, 2020, the Company completed a non-brokered private placement of units (the “November 2020 Private Placement Units”) for gross proceeds of approximately $200,000. Each November 2020 Private Placement Unit was comprised of: (i) $1,000 principal amount of October 2020 Private Placement Notes; and (ii) 125 October 2020 Private Placement Warrants.

The Company sold all of the November 2020 Private Placement Units pursuant to the exemptions from registration provided by Rule 506(b) and Rule 903. For sales to U.S. persons, the Company relied on Rule 506(b) because (i) there were a limited number of purchasers, (ii) no sales were made by general solicitation or advertising and (iii) sales were made only to accredited investors. For sales outside of the United States, the Company relied on Rule 903 because the November 2020 Private Placement Units were offered and sold outside the United States in “offshore transactions” in accordance with Rule 903.

January 2021 Offering of Common Shares

On January 13, 2021, the Company completed a bought deal public offering of Common Shares (the “January 2021 Offering”) for gross proceeds of C$149.5 million, which included the exercise in full of the over-allotment option granted to the underwriters, before deducting the underwriters’ fees and estimated offering expenses. The January 2021 Offering was conducted in each of the provinces of Canada, other than Québec, pursuant to a prospectus supplement to the Company’s base shelf prospectus dated September 2, 2020 and elsewhere outside of Canada on a private placement basis. Canaccord Genuity Corp, ATB Capital Markets Inc. acted as co-lead underwriters, along with Beacon Securities Limited, Eight Capital, Echelon Wealth Partners Inc., Paradigm Capital Inc. and PI Financial Corp.

The Company sold all of the Common Shares in the January 2021 Offering pursuant to the exemption from registration provided by Rule 903. The Company relied on Rule 903 because the Common Shares were offered and sold outside the United States in “offshore transactions” in accordance with Rule 903.

February 2021 Private Placement of Common Shares

On February 25, 2021, the Company completed a bought deal private placement of Common Shares (the “February 2021 Offering”) for gross proceeds of C$29.0 million, which included the exercise in full of the over-allotment option granted to the underwriters, before deducting the underwriters’ fees and estimated offering expenses. The February 2021 Offering was conducted in certain provinces of Canada pursuant to applicable exemptions from the prospectus requirements of Canadian securities laws. The Common Shares were also sold in the United States and in certain jurisdictions outside of Canada and the United States, in each case in accordance with applicable laws. Canaccord Genuity Corp, acted as underwriter in the offering.

The Company sold all of the Common Shares in the February 2021 Offering pursuant to the exemption from registration provided by Rule 903 and Rule 144A of the Securities Act (“Rule 144A”). For sales to U.S. persons, the Company relied on Rule 144A because the Common Shares were offered and sold in the United States or to U.S. persons by the underwriter’s U.S. affiliates to “qualified institutional buyers” (as defined in Rule 144A). For sales outside of the United States, the Company relied on Rule 903 because the Common Shares were offered and sold outside the United States in “offshore transactions” in accordance with Rule 903.

Convertible Debt

On June 29, 2021, the Company closed a private placement offering issuing $74.5 million aggregate principal amount of the Company’s 6% Convertible Notes due 2025. Canaccord Genuity Corp. acted as sole bookrunner and co-lead agent for the offering, and ATB Capital Markets Inc. acted as co-lead agent for the offering. A.G.P./Alliance Global Partners acted as financial advisor. The 6% Convertible Notes are senior secured obligations of the Company and accrue interest payable semiannually in arrears and mature on June 29, 2025, unless earlier converted, redeemed or repurchased. The conversion rate will be 154 Common Shares per $1,000 principal amount of 6% Convertible Notes (equivalent to a price of approximately $6.49 per Common Share), subject to customary adjustments. The conversion price of the 6% Convertible Notes represents a premium of approximately 25% over the closing price of the Common Shares on Cboe on June 17, 2021. The Company may redeem the 6% Convertible Notes at par, in whole or in part, on or after June 29, 2023, if the volume weighted average price of the Common Shares trading on the Canadian Stock Exchange or Cboe for 15 of the 30 trading days immediately preceding the day on which the Company exercises its redemption right, exceeds 120% of the conversion price of the 6% Convertible Notes. The 6% Convertible Notes were offered for sale on a private placement basis in certain provinces of Canada pursuant to applicable exemptions from the prospectus requirements of Canadian securities laws.

The Company sold all of the 6% Convertible Notes pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act (“Section 4(a)(2)”) and Rule 903. For the sale to the U.S. persons, the Company relied on Section 4(a)(2) because (i) there was a limited number of purchasers, (ii) no sales were made by general solicitation or advertising and (iii) the sale was made only to an accredited investor. For sales outside of the United States, the Company relied on Rule 903 because the Common Shares were offered and sold outside the United States in “offshore transactions” in accordance with Rule 903.

February 2022 Private Placement

On February 3, 2022, the Company closed a private placement of $185 million aggregate principal amount of 9.50% senior-secured first-lien notes due 2026 (the “2026 Notes”). Canaccord Genuity Corp. and ATB Capital Markets Inc. acted as agents for the offering. The 2026 Notes are senior secured obligations of the Company and were issued at 100% of face value. The 2026 Notes accrue interest payable semi-annually in arrears and mature on February 3, 2026, unless earlier redeemed or repurchased. The Company may redeem the 2026 Notes at par, in whole or in part, on or after February 3, 2024, as more particularly described in the fourth supplemental trust indenture governing the 2026 Notes. In connection with the offering of the 2026 Notes, the Company received binding commitments to exchange approximately $31.8 million of the Company’s existing 13% senior secured notes due 2023, pursuant to private agreements in accordance with the trust indenture, for an equivalent amount of 2026 Notes plus accrued but unpaid interest and any negotiated premium thereon. As a result of the note exchanges, the Company received aggregate gross proceeds of $153,250,000 in cash pursuant to the offering of the 2026 Notes.

The Company sold all of the 2026 Notes pursuant to the exemptions from registration provided by Rule 506(b) and Rule 903. For sales to U.S. persons, the Company relied on Rule 506(b) because (i) there were a limited number of purchasers, (ii) no sales were made by general solicitation or advertising and (iii) sales were made only to accredited investors. For sales outside of the United States, the Company relied on Rule 903 because the 2026 Notes were offered and sold outside the United States in “offshore transactions” in accordance with Rule 903.

April 2022 VentureForth Issuance

The Company previously reported that, during the period ended September 30, 2021, the Company anticipatorily accrued $68 million for potential share issuances and cash payments for purposes of acquisition and settlement of preexisting relationships, inclusive of prospective acquisition costs relating to third-party entities and other litigation costs. On April 18, 2022, in connection with the accrual, the Company issued 18,755,082 common shares (the “VentureForth Shares”), among other consideration, to acquire, by merger, VentureForth Holdings, LLC, which is the owner of VentureForth LLC (“VentureForth”), the owner of two cannabis licenses in the District of Columbia. In further connection with the accrual, the shares issued and amounts paid also amicably resolved, with no admissions of liability and in exchange for releases, certain direct, indirect, derivative and indemnification claims relating to a confidential arbitration to which VentureForth, a separate subsidiary of the Company, and certain members of the Company’s management team were respondent parties.

The Company issued the VentureForth Shares pursuant to the exemption from registration provided by Rule 506(b), as amended, because (i) there were a limited number of holders, (ii) the issuances were not made by general solicitation or advertising and (iii) the issuances were made only to accredited investors.

September 2023 Private Placement

On September 18, 2023, the Company entered into subscription agreements with institutional investors (the “Investors”) for the purchase and sale of 22,244,210 September 2023 Units at a price of C$1.52 per September 2023 Unit pursuant to a private placement, for aggregate gross proceeds of approximately C$33.8 million or approximately $25 million. Each September 2023 Unit consists of one Common Shares (or Common Share equivalent) and a one half of one September 2023 Warrant. Each September 2023 Warrant entitles the holder to acquire one Common Share at a price of C$1.96 per share, a 29% premium to issue, for a period of 3 years following the closing of the Initial Tranche and the Investor Option (as defined below), as applicable. The Initial Tranche consisted of an aggregate of 21,887,240 Common Shares, 11,122,105 September 2023 Warrants and 356,970 September 2023 Pre-Funded Warrants. The September 2023 Offering closed on September 21, 2023.

The Investors will have the option to purchase $25 million in additional September 2023 Units at a price equal to the Issue Price, upon written notice to the Company at any time up to 45 days following the date hereof. In connection with the transaction, the Company and the Investors entered into a customary registration rights agreement. The September 2023 Units are subject to limited lock-up requirements.

The Company issued the September 2023 Units pursuant to the exemption from registration provided by Section 4(a)(2). The Company is relying on this exemption from registration based in part on the nature of the transaction and the various representations made by the Investors.

Acquisitions

During the year ended December 31, 2020, the Company issued 55,975,602 Common Shares in connection with acquisitions. During the year ended December 31, 2021, the Company issued 65,674,872 Common Shares in connection with acquisitions. During the year ended December 31, 2022, the Company issued 2,082,589 Common Shares in connection with acquisitions, excluding the VentureForth Shares.

The Company relied on Section 4(a)(2) of the Securities Act or Rule 506(b) as the Common Shares were sold to a limited number of accredited investors in connection with each acquisition.

Long Term Incentive Plan

During the year ended December 31, 2020, the Company issued 1,852,064 restricted shares pursuant to its long-term incentive plan (the “LTIP”). During the year ended December 31, 2021, the Company issued 3,097,511 restricted shares pursuant to its LTIP. On February 24, 2022, the Company issued 93,453 common shares pursuant to its LTIP.

The Company relied on Rule 701 of the Securities Act to issue securities to its employees, consultants, officers and directors pursuant to the LTIP.

Item 16. Exhibits.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1	Transaction Agreement dated November 21, 2018 between Canaccord Genuity Growth Corp. and Columbia Care Inc. (incorporated by reference to Exhibit 2.1 of the Registrant’s Registration Statement on Form 10, filed with the SEC on December 14, 2021)

2.2	Agreement and Plan of Merger dated December 21, 2020 among Columbia Care Inc., Columbia Care LLC, Vici Acquisition LLC, Vici Acquisition II LLC, Green Leaf Medical, LLC and Shareholder Representative Services LLC (incorporated by reference to Exhibit 2.2 of the Registrant’s amended Registration Statement on Form 10, filed with the SEC on February 15, 2022)

2.3	Arrangement Agreement, dated March 23, 2022, between Cresco Labs Inc. and Columbia Care Inc. (incorporated by reference to Exhibit 2.1 of the Registrant’s Form 8-K, filed with the SEC on March 29, 2022)

2.4	Amending Agreement, dated February 27, 2023, between Cresco Labs Inc. and Columbia Care Inc. (incorporated by reference to Exhibit 2.1 of the Registrant’s Form 8-K, filed with the SEC on February 28, 2023)

3.1	Articles, dated April 26, 2019 (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K, filed with the SEC on September 22, 2023)

3.2	Certificate of Change of Name, dated September 19, 2023 (incorporated by reference to Exhibit 3.2 of the Registrant’s Form 8-K, filed with the SEC on September 22, 2023)

4.1	Warrant Agency Agreement dated September 20, 2018 between Canaccord Genuity Growth Corp. and Odyssey Trust Company (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form 10, filed with the SEC on December 14, 2021)

4.2	Warrant Agreement dated April 26, 2019 between Columbia Care Inc. and Canaccord Genuity Corp. (incorporated by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form 10, filed with the SEC on December 14, 2021)

4.3	Trust Indenture made as of March 31, 2020 between Columbia Care Inc. and Odyssey Trust Company (incorporated by reference to Exhibit 4.3 of the Registrant’s Registration Statement on Form 10, filed with the SEC on December 14, 2021)

4.4	Warrant Indenture dated March 31, 2020 between Columbia Care Inc. and Odyssey Trust Company (incorporated by reference to Exhibit 4.4 of the Registrant’s Registration Statement on Form 10, filed with the SEC on December 14, 2021)

4.5	Trust Indenture made as of May 14, 2020 between Columbia Care Inc. and Odyssey Trust Company (incorporated by reference to Exhibit 4.5 of the Registrant’s Registration Statement on Form 10, filed with the SEC on December 14, 2021)

4.6	Warrant Indenture dated May 14, 2020 between Columbia Care Inc. and Odyssey Trust Company (incorporated by reference to Exhibit 4.6 of the Registrant’s Registration Statement on Form 10, filed with the SEC on December 14, 2021)

4.7	First Supplemental Indentures dated as of June 19, 2020 between Columbia Care Inc and Odyssey Trust Company (incorporated by reference to Exhibit 4.7 of the Registrant’s Registration Statement on Form 10, filed with the SEC on December 14, 2021)

4.8	Warrant Indenture dated July 2, 2020 between Columbia Care Inc. and Odyssey Trust Company (incorporated by reference to Exhibit 4.8 of the Registrant’s Registration Statement on Form 10, filed with the SEC on December 14, 2021)

4.9	Warrant Indenture dated October 29, 2020 between Columbia Care Inc. and Odyssey Trust Company (incorporated by reference to Exhibit 4.9 of the Registrant’s Registration Statement on Form 10, filed with the SEC on December 14, 2021)

4.10	Second Supplemental Indenture dated June 29, 2021 between Columbia Care Inc. and Odyssey Trust Company (incorporated by reference to Exhibit 4.10 of the Registrant’s amended Registration Statement on Form 10, filed with the SEC on January 28, 2022)

4.11	Third Supplemental Indenture dated February 2, 2022 between Columbia Care Inc. and Odyssey Trust Company (incorporated by reference to Exhibit 4.11 of the Registrant’s amended Registration Statement on Form 10, filed with the SEC on February 15, 2022)

4.12	Fourth Supplemental Indenture dated February 3, 2022 between Columbia Care Inc. and Odyssey Trust Company (incorporated by reference to Exhibit 4.12 of the Registrant’s amended Registration Statement on Form 10, filed with the SEC on February 15, 2022)

4.13	Fifth Supplemental Indenture dated May 5, 2022 between Columbia Care Inc. and Odyssey Trust Company (incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K, filed with the SEC on May 11, 2022)

4.14	Extension Notice dated March 28, 2023 to Odyssey Trust Company (incorporated by reference to Exhibit 4.14 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 29, 2023)

5.1*	Opinion of Stikeman Elliott LLP

10.1	Lease Agreement dated December 1, 2013 between Pagson, LLC and Patriot Care Corporation (incorporated by reference to Exhibit 10.1 of the Registrant’s Registration Statement on Form 10, filed with the SEC on December 14, 2021)

10.2	Lease Agreement dated April 30, 2015 between Eastman Kodak Company and Columbia Care NY, LLC (incorporated by reference to Exhibit 10.2 of the Registrant’s Registration Statement on Form 10, filed with the SEC on December 14, 2021)

10.3	Lease Agreement dated April 10, 2019 between MM Downtown Facility, LLC and PHC Facilities, Inc. (incorporated by reference to Exhibit 10.3 of the Registrant’s Registration Statement on Form 10, filed with the SEC on December 14, 2021)

10.4	Lease Agreement dated December 23, 2019 between NLCP 156 Lincoln MA, LLC and Patriot Care Corp. (incorporated by reference to Exhibit 10.4 of the Registrant’s Registration Statement on Form 10, filed with the SEC on December 14, 2021)

10.5	First Amendment to Lease dated December 2, 2020 between PHC Facilities, Inc. and MM Downtown Facility, LLC (incorporated by reference to Exhibit 10.5 of the Registrant’s Registration Statement on Form 10, filed with the SEC on December 14, 2021)

10.6#	Employment Agreement dated April 26, 2019 between Columbia Care Inc. and Nicholas Vita (incorporated by reference to Exhibit 10.6 to the Registrant’s Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 31, 2022)

10.7#	Employment Agreement dated April 26, 2019 between Columbia Care Inc. and David J. Hart (incorporated by reference to Exhibit 10.7 to the Registrant’s Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 31, 2022)

10.8#	Employment Agreement dated April 26, 2019 between Columbia Care Inc. and Michael Abbott (incorporated by reference to Exhibit 10.8 to the Registrant’s Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 31, 2022)

10.9#	Amendment No. 1 dated January 1, 2022 to Employment Agreement between Columbia Care Inc. and David J. Hart (incorporated by reference to Exhibit 10.9 to the Registrant’s Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 31, 2022)

10.10#	Restricted Stock Unit Award Notice and Award Agreement dated April 26, 2019 between Columbia Care Inc. and Nicholas Vita (incorporated by reference to Exhibit 10.10 to the Registrant’s Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 31, 2022)

10.11#	Restricted Stock Unit Award Notice and Award Agreement dated April 26, 2019 between Columbia Care Inc. and David Hart (incorporated by reference to Exhibit 10.11 to the Registrant’s Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 31, 2022)

10.12#	Restricted Stock Unit Award Notice and Award Agreement dated April 26, 2019 between Columbia Care Inc. and Michael Abbott (incorporated by reference to Exhibit 10.12 to the Registrant’s Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 31, 2022)

10.13#	Columbia Care Inc. Amended and Restated Omnibus Long-Term Incentive Plan (incorporated by reference to Exhibit 10.13 to the Registrant’s Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 31, 2022)

10.14	Mortgage and Security Agreement dated December 28, 2021 between Columbia Care NY Realty LLC and East West Bank (incorporated by reference to Exhibit 10.14 to the Registrant’s Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 31, 2022)

10.15	Form of Voting Support Agreement (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K, filed with the SEC on March 29, 2022)

10.16	Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.2 of the Registrant’s Form 8-K, filed with the SEC on March 29, 2022)

10.17#	Transition Agreement between Columbia Care Inc. and Michael Abbott (incorporated by reference to Exhibit 10.17 of the Registrant’s Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 29, 2023)

10.18	Termination Agreement, dated July 31, 2023, between Cresco Labs Inc. and Columbia Care Inc. (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed with the SEC on August 3, 2023)

21.1	Subsidiaries of The Cannabist Company Holdings Inc. (incorporated by reference to Exhibit 21.1 of the Registrant’s Form 10-K, filed with the SEC on March 31, 2022)

23.1*	Consent of Stikeman Elliott LLP (included in Exhibit 5.1)

23.2*	Consent of Davidson & Company LLP

24.1*	Powers of Attorney (included in the signature page to this registration statement)

107*	Filing Fee Table

*	Filed herewith.
#	Management contract, compensatory plan or arrangement required to be filed pursuant to Item 601(b)(10)(iii)(A) of Regulation S-K.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on October 17, 2023.

The Cannabist Company Holdings Inc.

By:	/s/ Nicholas Vita
Nicholas Vita

Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nicholas Vita and Derek Watson, and each of them singly, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including, without limitation, post-effective amendments) to this registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Nicholas Vita Nicholas Vita	Chief Executive Officer and Director (Principal Executive Officer)	October 17, 2023

/s/ Derek Watson Derek Watson	Chief Financial Officer (Principal Financial and Accounting Officer)	October 17, 2023

/s/ Michael Abbott Michael Abbott	Chairman and Director	October 17, 2023

/s/ Frank Savage Frank Savage	Director	October 17, 2023

/s/ James A.C. Kennedy James A.C. Kennedy	Director	October 17, 2023

/s/ Jonathan P. May Jonathan P. May	Director	October 17, 2023

/s/ Jeff Clarke Jeff Clarke	Director	October 17, 2023

/s/ Alison Worthington Alison Worthington	Director	October 17, 2023

/s/ Julie Hill Julie Hill	Director	October 17, 2023

/s/ Rosemary Mazanet Rosemary Mazanet	Director	October 17, 2023